Exhibit 99.10
Execution Version

Dated	2010

Hanmax Investment Limited
(as Borrower)
CITIC Bank International Limited
(as Arranger)
The Financial Institutions listed in Schedule 1
(as Original Lenders)
CITIC Bank International Limited
(as Agent)
- and -
CITIC Bank International Limited
(as Security Trustee)
US$25,000,000 Term Facility Agreement
HKJY/HKGKTH/864115
P2007/00167
Hogan Lovells, 11th Floor, One Pacific Place, 88 Queensway, Hong Kong

- ii -

This Agreement is dated                       2010
Between:
(1)	Hanmax Investment Limited, a BVI Business Company incorporated under the laws of the British Virgin Islands with company number 553240 whose registered office is at Pasea Estate, Road Town, Tortola, British Virgin Islands (the “Borrower”);

(2)	CITIC Bank International Limited, a licensed bank incorporated under the laws of Hong Kong with company number 4095 whose registered office is at 232 Des Voeux Road Central, Hong Kong as sole mandated lead arranger (the “Arranger”);

(3)	The Financial Institutions listed in Schedule 1 (The Original Lenders) as original lenders (the “Original Lenders”);

(4)	CITIC Bank International Limited, a licensed bank incorporated under the laws of Hong Kong with company number 4095 whose registered office is at 232 Des Voeux Road Central, Hong Kong as agent of the other Finance Parties (the “Agent”); and

(5)	CITIC Bank International Limited, a licensed bank incorporated under the laws of Hong Kong with company number 4095 whose registered office is at 232 Des Voeux Road Central, Hong Kong as security trustee for the Finance Parties (the “Security Trustee”).
It is agreed as follows:
Section 1
Interpretation
1.	Definitions and interpretation

1.1	Definitions

In this Agreement:

“ADS” means an American Depositary Share of the Target Company, each representing four (4) ordinary issued shares in the capital of the Target Company.

“ADS Depositary” means The Bank of New York Mellon Trust Company, N.A., successor to The Bank of New York.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“APLMA” means the Asia Pacific Loan Market Association Limited.

“Appraisal” means the determination of the fair value or the agreed value of the Target Shares registered in the names of the Dissenting Shareholders in the register of members of the Target Company pursuant to Section 238 of the Cayman Islands Companies Law (2010 Revision).

“Arrangement Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and the Borrower referred to in Clause 13.3 (Arrangement fee).

“Associate” means, in relation to a company, any other company twenty per cent. (20%) or more of the voting shares of which are beneficially owned by the first-mentioned company or the Holding Company of the first-mentioned company, but excludes any Subsidiaries of the first-mentioned company or its Holding Company.

“Authorisation” means:
(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.
“Availability Period” means the period from and including the date of this Agreement to and including the date which is eight (8) Months after the date of this Agreement, or such longer period as may be agreed in writing by the Agent (acting on the instructions of all the Lenders).

“Available Commitment” means a Lender’s Commitment under the Facility minus:
(a)	the amount of its participation in any outstanding Loans under the Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made under the Facility on or before the proposed Utilisation Date.
“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility.

“Break Costs” means the amount (if any) by which:
(a)	the interest which a Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the principal amount of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount of that Loan or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount of interest which that Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong, London, New York, the Cayman Islands and the PRC.

“Cash Consideration” means the actual cash consideration payable to the Minority Shareholders in exchange for the cancellation of the Target Shares as set out in the Merger Agreement.

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with GAAP, is treated as capital expenditure (and including the capital element of any expenditure or obligation incurred in connection with any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease) and includes acquisition costs.

“Change of Control” means the Personal Guarantor ceases to Control directly or indirectly the Borrower.

“Commitment” means:
(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate delivered pursuant to Clause 20.2 (Compliance Certificate) and signed by a director of the Borrower and a director of the Target Company substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Borrower and the Agent.

“Consenting Shareholders” means collectively the Minority Shareholders other than the Dissenting Shareholders, and in the context of paragraph (a) of Clause 8.5 (Unclaimed Cash Consideration), shall include Minority Shareholders who exercise, but subsequently withdraw, their appraisal rights under Section 238 of the Cayman Islands Companies Law (2010 Revision).

“Consortium Agreement” means the consortium agreement dated 8 April 2010 entered into between the Borrower and Fosun relating to the Privatisation.

“Constitutional Documents” means the memorandum and articles of association of SPV and the final draft form of memorandum and articles of association of the Target Company to be adopted on the Merger Effective Date.

“Control” means:
(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(i)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the company;

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the company;

(iii)	give directions with respect to the operating and financial policies of the company with which the directors or other equivalent officers of the company are obliged to comply;

(iv)	declare, make or pay any dividend, charge, fee or other distribution (whether in cash or in kind) on or in respect of its share capital; or

(b)	the holding beneficially of more than 50% of the issued share capital of the company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).
“Corporate Guarantors” means Tongjitang HK, Unisources and the Target Company.

“Debt Service Reserve Account” means the account to be opened in accordance with Clause 22.13 (Debt service reserves) and includes any account being a renewal, designation or replacement of any of such account.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means either or both of:
(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dissenting Shareholders” means collectively the Minority Shareholders who exercise (without subsequently withdrawing) their appraisal rights under Section 238 of the Cayman Islands Companies Law (2010 Revision) in respect of the Target Shares registered in their names in the register of members of the Target Company.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any Authorisation and the filing of any notification, report or assessment required at any time under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of default).

“Exchange Act” means the Securities Exchange Act of 1934 of the United States.

“Extended Maturity Date” means the date which is twelve (12) Months after the Initial Maturity Date.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in Clause 13 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Compliance Certificate, any Security Document, any Transfer Certificate, any Utilisation Request, any Selection Notice and any other document designated as such by the Agent and the Borrower.

“Finance Party” means the Agent, the Arranger, the Security Trustee or a Lender.

“Financial Advisor” means the independent financial advisor appointed by the special committee formed by the board of directors of the Target Company in connection with the Privatisation.

“Financial Advisor’s Report” means a financial report in respect of the Privatisation prepared by the Financial Advisor and containing an opinion that, subject to certain assumptions and limitations set forth therein, that as of the date of such financial report, the consideration to be received by the Minority Shareholders in exchange for the cancellation of the Target Shares is fair to such Minority Shareholders from a financial point of view.

“Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
“Fosun” means Fosun Industrial Co., Limited, a company incorporated under the laws of Hong Kong with company number 923961 whose registered office is at Level 28, Three Pacific Place, 1 Queen’s Road East, Hong Kong.

“GAAP” means generally accepted accounting principles, policies, standards and practices in the United States of America or in such other jurisdiction as approved by the Agent.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under any statute, law or regulation).

“Group” means the Borrower and each of its Subsidiaries for the time being and for the avoidance of doubt, shall include SPV from the date of its incorporation.

“Group Structure Chart” means the group structure chart in Schedule 9 (Group Structure Chart).

“Guarantors” means the Personal Guarantor and the Corporate Guarantors.

“Guizhou Tongjitang” means Guizhou Tongjitang Pharmaceutical Co. Ltd. , a wholly foreign owned enterprise formed under the laws of the PRC with business licence number 520100000018391 whose registered address is at 296 (No. 296 Southwest Ring, Xiaohe District, Guiyang City).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Hong Kong Dollars” or “HK$” means the lawful currency of Hong Kong.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Initial Maturity Date” means the date which is twelve (12) Months after the first Utilisation Date.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent).

“Legal Reservations” means:
(a)	the principle that equitable remedies may be granted or refused at the discretion of a court, the principle of reasonableness and fairness and the limitation of enforcement by laws relating to penalties, insolvency, reorganisation and any other laws generally affecting the rights of creditors;
(b)	the time barring of claims under applicable limitation laws (including the Limitation Ordinance (Chapter 347 of the Laws of Hong Kong) or equivalent legislation in any Relevant Jurisdiction) the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions (including, without limitation, whether a fixed charge may be recharacterised as a floating charge).
“Lender” means:
(a)	any Original Lender; and

(b)	any bank or financial institution which has become a Party in accordance with Clause 24 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan or any Unpaid Sum:
(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for United States Dollars for the Interest Period of that Loan or Unpaid Sum, the arithmetic mean of the rates (rounded upwards to four decimal places) quoted by the Reference Banks to leading banks in the Relevant Interbank Market (as supplied to the Agent at its request), as at the Specified Time on the Quotation Day for which an interest rate is to be determined for the offering of deposits in United States Dollars and for a period comparable to the Interest Period for that Loan or Unpaid Sum.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means:
(a)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66⅔% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66⅔% of all the Loans then outstanding.
“Margin” means two point zero per cent. (2.0%) per annum.

“Material Adverse Effect” means a material adverse effect on or material adverse change in:

(a)	the business, operations, property, condition (financial or otherwise), shareholding structure or prospects of the Group or the Target Group taken as a whole;

(b)	the ability of any of the Obligors to perform and comply with its obligations under any Finance Document; or

(c)	the validity, legality or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to, or the rights or remedies of any Finance Party under, any Finance Document.
“Merger” means the proposed merger between SPV and the Target Company being part of the Privatisation process and as more particularly described in the Merger Agreement.

“Merger Agreement” means a written agreement entered or to be entered into by and among Fosun, the Borrower, SPV and the Target Company pursuant to which the Merger will be effected and annexed to which is the Plan of Merger which together contain information including, among other things, the basis of cancelling the shares (whether in the form of ordinary issued shares or shares represented by ADSs, and including the Target Shares) of the Target Company and converting the shares of SPV into the shares of the surviving Target Company after the Merger and the rights attached thereto, any proposed amendments to the memorandum and articles of association of the surviving Target Company and details of all secured creditors of each of SPV and the Target Company.

“Merger Effective Date” means the date when the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later date (which shall not be a date later than the ninetieth (90th) day after the date of such registration) as specified in the Plan of Merger.

“Minority Shareholders” means the registered holders of the Target Shares entered in the register of members of the Target Company.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	subject to paragraph (c) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end, the above rules will apply only to the last Month of any period.

“Obligor” means the Borrower, the Guarantors, SPV, the Target Company, Guizhou Tongjitang, the RMB Depositor and, where the context permits, any member of the Group which has provided or subsequently provides a guarantee or Security in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Offer Letter” means the letter dated 8 April 2010 from the Borrower and Fosun to the board of directors of the Target Company setting out the terms of the acquisition of the shares in the Target Company.

“Onshore Subsidiaries” means, at any time, collectively all the Subsidiaries of the Target Company which are incorporated under the laws of the PRC.

“Original Financial Statements” means:
(a)	in relation to the Borrower, its audited financial statements for the financial year ended 31 December 2009 (if any); and

(b)	in relation to the Target Company, its audited consolidated financial statements of the Target Group for its financial year ended 31 December 2009.
“Party” means a party to this Agreement.

“Paying Agent” shall have the meaning given to that term in the Merger Agreement.

“Paying Agent Agreement” means an agreement entered or to be entered into among the Borrower, the Target Company and the Paying Agent with respect to payment of the Cash Consideration and in a form reasonably acceptable to the Agent.

“Per ADS Merger Consideration” shall have the meaning given to that term in the Merger Agreement.

“Perfection Requirements” means the making of appropriate registrations, filings, endorsements, notarisation, stamping and/or notifications of the Security Documents and/or the Security created thereunder.

“Permitted Financial Indebtedness” means Financial Indebtedness:
(a)	of any Obligor or other member of the Group arising under the Finance Documents or the Privatisation Documents;

(b)	arising in connection with the Merger or the Privatisation and set out in the Merger Agreement or the Privatisation Documents;

(c)	arising in connection with any netting or set-off arrangement entered into by any Obligor or any other member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(d)	which exists as at the date of this Agreement and has been approved by the Agent (acting on the instructions of all Lenders) in writing;

(e)	arising in connection with the refinancing of any working capital loan which exists as at the date of this Agreement and has been approved by the Agent (acting on the instructions of all Lenders) in writing; and

(f)	incurred with the prior written consent of the Agent (acting on the instructions of all the Lenders).
“Permitted Security” means:
(a)	any Security under the Security Documents;

(b)	any Security in existence as at the date of this Agreement as identified in Schedule 7 (Existing Security);

(c)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by the relevant Obligor or other member of the Group;

(d)	any netting or set-off arrangement entered into by any Obligor or any other member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(e)	any Security over bank accounts in favour of the account holding bank and granted as part of that financial institution’s standard terms and conditions; and

(f)	any other Security created with the prior written consent of the Agent (acting on the instructions of all the Lenders).
“Per Share Merger Consideration” shall have the meaning given to that term in the Merger Agreement.

“Personal Guarantor” means Wang Xiao Chun, a PRC national and holder of PRC passport number whose principal residential address is 126 (7/F, Fu Zhong International Plaza, 126 Xin Hua Road, Guiyang City, Guizhou Province, PRC).

“Plan of Merger” means the plan of merger in the form contained in Appendix 1 to the Merger Agreement to be executed by SPV and the Target Company.

“PRC” means the People’s Republic of China.

“PRC Escrow Bank” means CITIC Ka Wah Bank (China) Limited.

“PRC Escrow Account” means the account to be opened in accordance with Clause 22.14 (PRC Escrow Account) and includes any account being a renewal, designation or replacement of such account.

“Privatisation” means the proposed going private transaction of the Target Company involving (i) the formation of SPV, (ii) the approval of the Merger by the respective shareholders of SPV and the Target Company, (iii) the cancellation of the shares (whether in the form of ordinary issued shares or shares represented by ADSs, and including the Target Shares) of the Target Company and the conversion of the shares of SPV into the shares of the surviving Target Company upon the completion of the Merger on the Merger Effective Date, and (iv) the de-listing of all ADSs of the Target Company from the Stock Exchange and the de-registration of the Target Company under the Exchange Act, in each case in accordance with the terms of the Privatisation Documents.

“Privatisation Costs” means all financing and other fees, costs and expenses, stamp, registration and other Taxes directly or indirectly incurred (or required to be paid) by or on behalf of the Borrower in connection with the Privatisation, the Privatisation Documents and the Finance Documents (other than periodic fees but including amounts payable under the Arrangement Fee Letter).

“Privatisation Documents” means collectively the Merger Agreement, the Plan of Merger, the Shareholders’ Agreement, the Consortium Agreement, the Schedule 13E-3, the Offer Letter, the Paying Agent Agreement and the Constitutional Documents in relation to the Privatisation.

“Proceeds Account” means one or more United States Dollars accounts to be opened and maintained by the Borrower in its own name with the Security Trustee in Hong Kong and designated as such by the Agent, and includes any account being a renewal, designation or replacement of any of such accounts.
“Public Announcement” means a press announcement (or any amended, supplemental or revised press announcements) released by the Target Company to announce the coming into effect of the Merger.

“Quasi-Security” has the meaning given to that term in Clause 22.6 (Negative pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means, subject to Clause 26.15 (Reference Banks), CITIC Bank International Limited or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Relevant Interbank Market” means the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:
(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
“Repayment Date” means the Initial Maturity Date, or if the Agent notifies the Borrower and the Lenders in writing of the extension of the Repayment Date from the Initial Maturity Date to the Extended Maturity Date pursuant to Clause 6.2 (Extension option), the Extended Maturity Date.

“Repeating Representations” means each of the representations set out in Clauses 19.2 (Status) to 19.7 (Governing law and enforcement), 19.10 (No default) to 19.12 (Original Financial Statements), 19.18 (Ranking), 19.19 (Legal and beneficial ownership) and 19.26 (Authorised signatures).

“RMB” and “Renminbi” means the lawful currency of the PRC.

“RMB Depositor” means Guizhou Tongjitang.

“Schedule 13E-3” means the Schedule 13E-3 “Transaction Statement Under Section 13(e) of the Securities Exchange Act of 1934 and Rule 13e-3 Thereunder” filed with the SEC in relation to the Privatisation, and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto (including without limitation the Financial Advisor’s Report) made, prepared, filed or required to be made, prepared or filed by the Exchange Act or otherwise by law in relation thereto.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for United States Dollars for the relevant period displayed on the appropriate page of the

Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.
“SEC” means the United States Securities and Exchange Commission.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Document” means each of the documents listed as being a Security Document in paragraph 2(d) of Schedule 2 (Conditions Precedent), the Security Trust Deed and any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Security Trust Deed” means the security trust deed to be entered into between, among others, the Borrower, the Agent and the Security Trustee.

“Selection Notice” means a notice substantially in the form set out in Part B of Schedule 4 (Requests) given in accordance with Clause 11 (Interest periods).

“Shareholders’ Agreement” means the shareholders’ agreement entered or to be entered into between the Borrower and Fosun in respect of SPV.

“Specified Time” means a time determined in accordance with Schedule 8 (Timetables).

“Sponsors” means collectively the Personal Guarantor and Fosun.

“SPV” means Tonsun International Company Limited, an exempted company with limited liability incorporated or to be incorporated under the laws of the Cayman Islands.

“Stock Exchange” means The New York Stock Exchange.

“Subsidiary” means an entity of which a person:
(a)	has direct or indirect Control; or

(b)	owns directly or indirectly more than fifty per cent. (50%) of the share capital or similar right of ownership; or

(c)	is entitled to receive more than fifty per cent. (50%) of the dividends or distributions, and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time.

“Target Company” means Tongjitang Chinese Medicines Company, an exempted company with limited liability incorporated under the laws of the Cayman Islands whose registered office is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and whose ADSs are listed on the Stock Exchange (stock symbol: TCM), and on and after the Merger Effective Date, means the Surviving Corporation, as defined in the Merger Agreement.

“Target Distribution Proceeds Account” means the account to be opened in accordance with Clause 22.15 (Distribution Proceeds Accounts) and includes any account being a renewal, designation or replacement of any of such account.

“Target Group” means the Target Company and its Subsidiaries.

“Target Shares” means all the issued ordinary shares in the capital of the Target Company (including shares represented by ADSs) other than those registered in the names of Fosun, the Borrower and/or their respective Subsidiaries in the register of members of the Target Company.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tongjitang HK” means Tongjitang Pharmaceutical (Hong Kong) Limited, a company incorporated under the laws of Hong Kong with company number 1287786 whose registered office is at 25th Floor, Jardine House, 1 Connaught Place, Central, Hong Kong.

“Tongjitang HK Distribution Proceeds Account” means the account to be opened in accordance with Clause 22.15 (Distribution Proceeds Accounts) and includes any account being a renewal, designation or replacement of any of such account.

“Total Commitments” means the aggregate of the Commitments, being US$25,000,000 at the date of this Agreement.

“Transaction Documents” means the Finance Documents and the Privatisation Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.
“Unisources” means Unisources Enterprises Limited, a BVI Business Company incorporated under the laws of the British Virgin Islands with company number 625908 whose registered office is at Pasea Estate, Road Town, Tortola, British Virgin Islands.

“Unisources Distribution Proceeds Account” means the account to be opened in accordance with Clause 22.15 (Distribution Proceeds Accounts) and includes any account being a renewal, designation or replacement of any of such account.

“United States Dollars” or “US$” means the lawful currency of the United States of America.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part A of Schedule 4 (Requests).

1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, the “Security Trustee”, any “Finance Party”, any “Lender”, the “Borrower”, any “Guarantor”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document”, a “Privatisation Document”, a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document, Privatisation Document, Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated (in any case, however fundamentally);

(iv)	“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(v)	“including” and “in particular” shall not be construed restrictively but shall mean “including without prejudice to the generality of the foregoing” and “in particular, but without limitation”;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(viii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	a time of day is a reference to Hong Kong time.
(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice or certificate given under or in connection with any Finance Document has the same meaning in that Finance Document, notice or certificate as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(e)	Any consent, waiver or approval required from a Finance Party under a Finance Document must be in writing and will be of no effect if not in writing.

(f)	Where this Agreement specifies an amount in a given currency (the “specified currency”) “or its equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising the Agent’s spot rate of exchange for the purchase of the specified currency with that other currency at or about 11:00 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

Section 2
The Facility
2.	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a United States Dollars term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
3.	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards:
(a)	the financing of the Cash Consideration; and

(b)	payment of the Privatisation Costs.
3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of utilisation

4.1	Initial conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if:
(a)	no later than fourteen (14) days prior to the first Utilisation Date, the Agent has received copies of each of the Privatisation Documents in form and substance satisfactory to the Agent (acting reasonably) and each signed by the parties to it or being in agreed form and certified by a director of the Borrower; and

(b)	on or before the Utilisation Date for that Utilisation, the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in each case in form and substance satisfactory to the Agent (acting reasonably)

except to the extent the Agent has waived the same (acting on the instructions of all the Lenders).
The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied and when such waivers are granted by it. The Agent shall also notify the Borrower and the Lenders promptly upon satisfaction of the conditions of this Clause 4.1, except (i) evidence of the issue of the certificate of merger by the Registrar of Companies of the Cayman Islands under paragraph 3(e)(ii) of Schedule 2 (Conditions Precedent) and (ii) conditions that have been waived by the Agent (acting on the instructions of all the Lenders).

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the representations set out in Clause 19 (Representations) to be made by the Borrower are true in all material respects.
4.3	Maximum number of Loans
(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation six (6) or more Loans would be outstanding.

(b)	The Borrower may not request that a Loan be divided.

Section 3
Utilisation
5.	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request
(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency) and Clause 5.5 (Utilisations – Limitations and Mechanics);

(iii)	the proposed Interest Period complies with Clause 11 (Interest periods);

(iv)	in the case of a Utilisation:
(1)	for the purpose set out in Clause 3.1(a) (Purpose), specifies (I) the bank account(s) designated by the Paying Agent and acceptable to the Agent and/or (II) the Proceeds Account, to which the proceeds of the Utilisation are to be credited as specified in Clause 5.5 (Utilisations – Limitations and Mechanics); and

(2)	for the purpose set out in Clause 3.1(b) (Purpose), specifies the bank account(s) designated by the recipient(s) entitled to such payment of Privatisation Costs and acceptable to the Agent to which the proceeds of the Utilisation are to be credited;
(v)	it is accompanied by a certificate signed by a director of the Borrower on the Borrower’s behalf certifying that no Default is continuing; and

(vi)	(for each Utilisation for the purpose set out in Clause 3.1(b) (Purpose)) it is accompanied by a copy of the invoice(s) of expenses or other documentary evidence satisfactory to the Agent supporting the Borrower’s payment obligations toward the recipient(s) entitled to receive the Privatisation Costs, such invoice(s) and other documentary evidence shall contain details of the bank account(s) to which the proceeds of that Utilisation are to be credited.
(b)	Only one Utilisation may be requested in each Utilisation Request.

(c)	Subject to Clause 5.5(d) (Utilisations – Limitations and Mechanics), not more than two (2) Utilisations may be requested for the purpose set out in Clause 3.1(a) (Purpose).

(d)	Without prejudice to any requirements of Clause 4.1 (Initial conditions precedent), Clause 4.2 (Further conditions precedent) and Schedule 2 (Conditions Precedent), a Utilisation for the purpose set out in Clause 3.1(b) (Purpose) may be requested only after all the Utilisations for the purpose set out in Clause 3.1(a)

(Purpose) have been requested and the proceeds of which have been credited to the bank account(s) designated by the Paying Agent and/or the Proceeds Account as specified in Clause 5.5 (Utilisations – Limitations and Mechanics), except for a Utilisation for the purpose of payment of fees under the Arrangement Fee Letter or legal fees and expenses in relation to the Facility.
5.3	Currency

The currency specified in a Utilisation Request must be United States Dollars.

5.4	Lenders’ participation
(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan, in each case at the Specified Time.
5.5	Utilisations – Limitations and Mechanics
(a)	The maximum amount of the first Utilisation for the purpose set out in Clause 3.1(a) (Purpose) must be an amount which is the lower of:
(i)	the aggregate amount of:
(1)	the Per Share Merger Consideration multiplied by the total number of Target Shares (other than shares represented by ADSs) outstanding immediately prior to the Merger Effective Date; and

(2)	the Per ADS Merger Consideration multiplied by the total number of ADSs owned by the Minority Shareholders immediately prior to the Merger Effective Date; and
(ii)	the Available Facility.
(b)	The proceeds of the first Utilisation for the purpose set out in Clause 3.1(a) (Purpose) shall be deposited with the Paying Agent and to the Proceeds Account as follows:
(i)	an amount equal to the amount of Cash Consideration payable to the Consenting Shareholders in respect of the Target Shares registered in their names in the register of members of the Target Company shall be credited to the bank account(s) designated by the Paying Agent (and acceptable to the Agent) for payment by the Paying Agent to the Consenting Shareholders according to the terms of the Merger Agreement; and

(ii)	the remaining portion of such proceeds shall be deposited in the Proceeds Account.
(c)	If the fair value or the agreed value of the Target Shares of the Dissenting Shareholders as determined by the Appraisal is higher than the Per Share Merger

Consideration (in the case of ordinary issued shares not represented by ADSs) or the Per ADS Merger Consideration (in the case of ADSs), a second Utilisation for the purpose set out in Clause 3.1(a) (Purpose) may be requested provided that it is in an amount which is the lower of:
(i)	the aggregate of:
(1)	the excess of the fair value or the agreed value for ordinary issued shares as determined by the Appraisal over the Per Share Merger Consideration multiplied by the total number of ordinary issued shares (which are not represented by ADSs) of the Target Company of the Dissenting Shareholders; and

(2)	the excess of the fair value or the agreed value for ADSs as determined by the Appraisal over the Per ADS Merger Consideration multiplied by the total number of ADSs of the Dissenting Shareholders; and
(ii)	the Available Facility,
and the proceeds of such second Utilisation shall be deposited to the Proceeds Account.

(d)	No second Utilisation for the purpose set out in Clause 3.1(a) (Purpose) may be requested if the fair value or the agreed value of the Target Shares of the Dissenting Shareholders as determined by the Appraisal is equal to or lower than the Per Share Merger Consideration (in the case of ordinary issued shares not represented by ADSs) or the Per ADS Merger Consideration (in the case of ADSs).

(e)	With the consent of the Agent upon receipt of documentary evidence satisfactory to the Agent supporting the Paying Agent’s payment obligations in each case, the credit balance of the Proceeds Account may be transferred to the Paying Agent for application from time to time towards payment to the Dissenting Shareholders, and to the Minority Shareholders who exercise, but subsequently withdraw, their appraisal rights under Section 238 of the Cayman Islands Companies Law (2010 Revision), in accordance with the terms of the Paying Agent Agreement.
5.6	Cancellation of unutilised Commitment

The unutilised amount of each Lender’s Commitment shall be automatically cancelled at close of business in Hong Kong on the last day of the Availability Period.

Section 4
Repayment, Prepayment and Cancellation
6.	Repayment

6.1	Repayment of Loans

The Borrower shall repay the aggregate Loans in full on the Repayment Date.

6.2	Extension option
(a)	Subject to the conditions set out in paragraph (b) of this Clause 6.2, the Borrower may, if it gives the Agent not less than fifteen (15) days’ and not more than thirty (30) days’ (or such shorter period as all Lenders may agree) written notice prior to the Initial Maturity Date, request that the Repayment Date be extended to the Extended Maturity Date.

(b)	The request for extension under paragraph (a) of this Clause 6.2 is conditional upon the Agent being satisfied (acting on the instructions of all the Lenders) that:
(i)	it has received from each Lender its written approval of the extension;

(ii)	no Default is continuing or is reasonably likely to occur as a result of circumstances prevailing at that time;

(iii)	it has received from the Borrower a certificate signed by a director of the Borrower on the Borrower’s behalf certifying that no Default is continuing; and

(iv)	the Borrower has paid to the Agent (for the account of the Lenders) a non-refundable extension fee in the amount equal to two point five-zero per cent. (2.50%) of the aggregate Loans outstanding as at the date of the Borrower’s written notice given pursuant to paragraph (a) of this Clause 6.2 at least fifteen (15) days before the Initial Maturity Date.
(c)	The Agent shall notify the Borrower and the Lenders promptly in writing upon being so satisfied and the Repayment Date shall thereupon be extended from the Initial Maturity Date to the Extended Maturity Date.

(d)	If the Agent determines (acting on the instructions of all the Lenders) that the conditions set out in paragraph (b) of this Clause 6.2 have not been satisfied on or before the Initial Maturity Date, the option to extend the Repayment Date under this Clause 6.2 shall lapse automatically on the Initial Maturity Date and, for the avoidance of doubt, the Borrower shall repay the aggregate Loans and pay all outstanding accrued interests and other Unpaid Sum on the Initial Maturity Date.

(e)	Without prejudice to the foregoing provisions of this Clause 6.2, only one request for extension of the Repayment Date may be made by the Borrower under the Facility.
7.	Illegality, voluntary prepayment and cancellation

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
7.2	Voluntary cancellation

The Borrower may, if it gives the Agent not less than fifteen (15) days’ (or such shorter period as the Majority Lenders may agree) prior written notice within the Availability Period, cancel the whole or any part (being a minimum amount of US$5,000,000 and integral multiples of US$1,000,000) of the Available Facility. Such notice must be accompanied by evidence, in form and substance satisfactory to the Agent, that the Borrower will have sufficient facilities available to it to complete the Privatisation. Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably.

7.3	Voluntary prepayment of Loans
(a)	The Borrower may, if it gives the Agent not less than thirty (30) days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay on the last day of an Interest Period applicable thereto the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$5,000,000 and integral multiples of US$1,000,000).

(b)	A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

(c)	Any prepayment under this Clause 7.3 shall be applied rateably among the participations of all Lenders.
7.4	Right of repayment and cancellation in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower or an Obligor under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs), the Borrower may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the relevant

Loan together with all interest and other amounts accrued under the Finance Documents.
8.	Mandatory prepayment

8.1	Exit
(a)	For the purpose of this Clause 8.1:

“Flotation” means on or after the Merger Effective Date:
(i)	a successful application being made for the admission of any part of the share capital of any member of the Group to trading on any exchange or market in any country; or

(ii)	the grant of permission to deal in any part of the issued share capital of any member of the Group on any exchange or market in any country.
(b)	Upon the occurrence of:
(i)	any Flotation; or

(ii)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions, the Facility will be cancelled and all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents shall become immediately due and payable.
8.2	Disposal Proceeds
(a)	For the purposes of this Clause 8.2:

“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

“Disposal Proceeds” means the consideration receivable by any member of the Group (including any amount receivable in repayment of intercompany debt) for any Disposal made by any member of the Group except for Excluded Disposal Proceeds and after deducting:
(i)	any reasonable expenses which are incurred by any member of the Group with respect to that Disposal to persons who are not members of the Group; and

(ii)	any Tax incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance).
“Excluded Disposal Proceeds” means:
(i)	Disposals Proceeds which have been derived from a Disposal where the aggregate Disposal Proceeds received are less than US$1,000,000;

(ii)	Disposals Proceeds which are derived from the Disposal of Guizhou Tongjitang Asset Management Company Limited

by Unisources to Guizhou Huixian Investment Management Company Limited pursuant to an equity interest transfer agreement dated 21 September 2010; and
(iii)	any other Disposal Proceeds which are applied towards the purchase of replacement assets of the same general nature as those disposed of as soon as possible (but in any event within one hundred and eighty (180) days or such longer period as the Majority Lenders may agree) after receipt.
(b)	The Borrower shall prepay the Loans in an amount equal to the amount of the Disposal Proceeds promptly and in any event within five (5) Business Days upon receipt of those Disposal Proceeds.

(c)	Where Excluded Disposal Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the definition of Excluded Disposal Proceeds), the Borrower shall ensure that those amounts are used for that purpose and shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.
8.3	Cash sweep
(a)	The Borrower shall apply the proceeds of all lawful distributions (including without limitation any dividends and repayment of any permitted shareholder’s loans granted to any member of the Group by the Borrower) received by the Borrower from any member of the Group (either directly or indirectly) in prepayment of the Loans promptly upon receipt of such proceeds and in accordance with paragraph (b) below.

(b)	The Borrower shall prepay an amount of not less than twenty-five per cent. (25%) of the Total Commitments at each of the following times:
(i)	within six (6) Months after the first Utilisation Date; and

(ii)	between seven (7) Months and nine (9) Months from the first Utilisation Date, regardless of whether the amount of proceeds of lawful distributions received by the Borrower at each time of prepayment is more or less than the amount to be prepaid.
8.4	Debt and equity issuance
(a)	For the purpose of this Clause 8.4:

“Capital Raising” means the issue of any shares, securities, bonds, convertible bonds, warrants or other equity securities (be it by way of public offer, private placement or otherwise) in any member of the Group.

(b)	All proceeds from Capital Raising shall be applied towards prepayment of the Loans promptly and in any event within five (5) Business Days upon receipt by the Borrower (or any member of the Group) of such proceeds.

8.5	Unclaimed Cash Consideration

An amount equal to the amount of the Cash Consideration that remains unclaimed by the Minority Shareholders (whether at the relevant time deposited with the Paying Agent or in the Proceeds Account) shall be applied towards prepayment of the Loans promptly and in any event within three (3) Business Days upon:
(a)	the expiry of nine (9) Months from the Merger Effective Date, if the corresponding unclaimed part of the Cash Consideration relates to payment for the Target Shares of the Consenting Shareholders; and

(b)	the expiry of one (1) Month from the date when the fair value or the agreed value of the Target Shares of the Dissenting Shareholders is determined by way of the Appraisal, if the corresponding unclaimed part of the Cash Consideration relates to payment for the Target Shares of the Dissenting Shareholders.
9.	Restrictions

9.1	Notices of cancellation or prepayment

Any notice of cancellation or prepayment given by any Party under Clause 7 (Illegality, voluntary prepayment and cancellation) or Clause 8 (Mandatory prepayment) shall (subject to the terms of those clauses) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.3	No reborrowing of Facility

The Borrower may not reborrow any part of the Facility which is prepaid.

9.4	Prepayment in accordance with Agreement

The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.5	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.6	Agent’s receipt of notices

If the Agent receives a notice under Clause 7 (Illegality, voluntary prepayment and cancellation) or Clause 8 (Mandatory prepayment), it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

Section 5
Costs of Utilisation
10.	Interest

10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin; and

(b)	LIBOR.
10.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period.

10.3	Default interest
(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is three per cent. (3%) higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be three per cent. (3%) higher than the rate which would have applied if the Unpaid Sum had not become due.
(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.
10.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

11.	Interest periods

11.1	Selection of Interest Periods
(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one (1) Month.

(d)	Subject to this Clause 11, the Borrower may select an Interest Period of one (1), two (2) or three (3) Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for a Loan shall not extend beyond the Initial Maturity Date, or if the Agent notifies the Borrower and the Lenders in writing of the extension of the Repayment Date from the Initial Maturity Date to the Extended Maturity Date pursuant to Clause 6.2 (Extension option), the Extended Maturity Date.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period of such Loan.
11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.3	Consolidation of Loans

If two or more Interest Periods:
(a)	relate to Loans; and

(b)	end on the same date,
those Loans will, unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

12.	Changes to the calculation of interest

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 12:00 noon on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption
(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:
(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means:
(i)	at or about 12:00 noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available or the Screen Rate is zero or negative and none or (if there are more than one Reference Bank) only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant Interest Period; or

(ii)	before close of business in Hong Kong on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed thirty per cent. (30%) of that Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.
12.3	Alternative basis of interest or funding
(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(c)	For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the thirty (30) day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.
12.4	Break Costs
(a)	The Borrower shall, within five (5) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue. Any failure by a Lender to provide such a certificate shall not prejudice that Lender’s right to receive such Break Costs.
13.	Fees

13.1	Commitment fee
(a)	The Borrower shall pay to the Agent (for the account of each Lender) a commitment fee in United States Dollars computed at the rate of zero point three-five per cent. (0.35%) per annum on that Lender’s Available Commitment under the Facility for the Availability Period.

(b)	The accrued commitment fee is payable on the last day of each calendar month which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

13.2	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount, manner and at the times agreed in a Fee Letter.

13.3	Arrangement fee

The Borrower shall pay to the Arranger an arrangement fee in the amount, manner and at the times agreed in a Fee Letter.

Section 6
Additional Payment Obligations
14.	Tax gross up and indemnities

14.1	Definitions
(a)	In this Clause 14:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
14.2	Tax gross-up
(a)	All payments to be made by an Obligor to any Finance Party under or in connection with a Finance Document shall be made free and clear of and without any Tax Deduction unless such Obligor is required by law to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.
14.3	Tax indemnity
(a)	Without prejudice to Clause 14.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within five (5) Business Days of demand by the Agent, indemnify the Finance Party which determines it has suffered a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 14.3 shall not apply to:
(i)	any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually received or receivable) by the jurisdiction in which such Finance Party is incorporated; or

(ii)	any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually received or receivable) by the jurisdiction in which its Facility Office is located.
(b)	A Finance Party making, or intending to make, a claim under paragraph (a) above shall notify the Agent of the event which will give, or has given, rise to the claim, whereupon the Agent shall notify the Borrower thereof.

(c)	A Finance Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.
14.4	Tax credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by that Obligor.

14.5	Stamp taxes

The Borrower shall (a) pay and, (b) within five (5) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.6	Indirect Tax
(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance

Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.
15.	Increased costs

15.1	Increased costs
(a)	Subject to Clause 15.3 (Exceptions) the Borrower shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The terms “law” and “regulation” in this paragraph (a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by that Finance Party or one of its Affiliates);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
15.2	Increased cost claims
(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs. Any failure by a Finance Party to provide such certificate shall not prejudice that Finance Party’s right to receive such Increased Costs.
15.3	Exceptions
(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (a) of Clause 14.3 (Tax indemnity) applied); or

(iii)	attributable to the wilful breach by or grossly negligence of the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In this Clause 15.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).
16.	Other indemnities

16.1	Currency indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall (or shall procure that the relevant Obligor will) as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
16.2	Other indemnities
(a)	The Borrower shall (or shall procure that each Obligor will), within five (5) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(i)	the occurrence or continuance of any Event of Default;

(ii)	any factual information provided, produced or approved by or on behalf of any member of the Group in relation to any Finance Document or any transaction contemplated under any Finance Document being or being alleged to be misleading or deceptive in any respect;

(iii)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under the Finance Documents;

(iv)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(v)	funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or
(vi)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
(b)	The Borrower shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each an “indemnified person”), against any cost, loss or liability incurred by that indemnified person in connection with or arising out of the Privatisation (whether or not completed) or the funding of the Privatisation (including but not limited to those incurred in connection with the Appraisal (if any) or any other litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Privatisation) or any acquisition of shares in the Target Company, unless such loss or liability is caused by the gross negligence or wilful misconduct of that indemnified person.
16.3	Indemnity to the Agent

The Borrower shall, within five (5) Business Days of demand, indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
16.4	Indemnity to the Security Trustee

The Borrower shall, within five (5) Business Days of demand, indemnify the Security Trustee and every receiver and delegate against any cost, loss or liability incurred by any of them (acting reasonably) as a result of:
(a)	the taking, holding, protection or enforcement of the Security created or expressed to be created by or pursuant to the Security Documents;

(b)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Trustee and each receiver and delegate by the Finance Documents or by law; and

(c)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.
17.	Mitigation by the lenders

17.1	Mitigation
(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
17.2	Limitation of liability
(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
18.	Costs and expenses

18.1	Transaction expenses

The Borrower shall, within three (3) Business Days of demand, pay the Agent, the Arranger and/or the Security Trustee the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Trustee, by any receiver or delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:
(a)	this Agreement and any other documents referred to in this Agreement and the Security under any Finance Document; and

(b)	any other Finance Documents executed after the date of this Agreement.
18.2	Amendment costs

If:
(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 29.9 (Change of currency), the Borrower shall, within five (5) Business Days of demand, reimburse (or procure reimbursement) to each of the Agent and the Security Trustee for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Trustee (and, in the case of the Security Trustee, by any receiver or delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement and preservation costs

The Borrower shall, within three (3) Business Days of demand, pay to each Finance Party on a full indemnity basis the amount of all costs and expenses (including legal, valuation, accountancy and consulting fees and commission and out of pocket expenses) and any Indirect Tax thereon incurred by it in connection with the enforcement of, or the preservation of, or the release of, any rights under any Finance Document or any of the documents referred to in such documents in any jurisdiction and any proceedings instituted by or against the Security Trustee as a consequence of taking or holding the Security under any Finance Document or enforcing these rights.

Section 7
Representations, Undertakings and Events of Default
19.	Representations

19.1	General
(a)	The Borrower makes the representations and warranties set out in this Clause 19 to each Finance Party in accordance with Clause 19.27 (Times when representations made) on its own behalf and on behalf of each other Obligor, as relevant.

(b)	For the purposes of this Clause 19, it is assumed that the Borrower has the knowledge of the board of directors of the Target Company.

(c)	For ease of reference only, the representations and warranties in this Clause 19 marked with an asterisk are the Repeating Representations.
19.2	*Status
(a)	Each member of the Group is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	Each member of the Group has the power to own its assets and carry on its business as it is being conducted.
19.3	*Binding obligations

Subject to the Legal Reservations and Perfection Requirements:
(a)	the obligations expressed to be assumed by each Obligor in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Security Document (to the extent signed and dated) to which each Obligor is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.
19.4	*Non-conflict with other obligations

The entry into and performance by each Obligor of, and the transactions contemplated by, the Transaction Documents to which it is or will be a party and the granting of Security under the Security Documents do not and will not conflict with:
(a)	any law or regulation applicable to it, or in respect of the Privatisation Documents, any law or regulation applicable to it where any conflict is material in the context of the Target Group as a whole and in the context of the Privatisation;

(b)	its constitutional documents or those of another member of the Group whose shares are subject to the Security under the Security Documents; or

(c)	any agreement or instrument binding upon it or any member of the Group or the assets of it or any member of the Group or constitute a default or termination event (however described) under any such agreement or instrument or would result in any liability on the part of a Finance Party to any third party or require the creation of any security interest over any asset in favour of a third party in each case, to the extent that it would (or would reasonably be likely to) result in a Material Adverse Effect.
19.5	*Power and authority
(a)	Each Obligor has the power to enter into, perform and deliver, and has or will as soon as reasonably practicable and, in any case, within the time required have taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on the powers of any Obligor will be exceeded as a result of the borrowing, grant of Security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.
19.6	*Validity and admissibility in evidence
(a)	All Authorisations required to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents have been, or will be when required, obtained or effected where, solely in respect of the Privatisation Documents, such Authorisation is material in the context of the Target Group as a whole and in the context of the Privatisation.

(b)	All Authorisations required to make the Transaction Documents to which each Obligor is a party admissible in evidence in its Relevant Jurisdictions have been obtained or effected and are or will be when required in full force and effect except any Authorisation referred to in Clause 19.9 (No filing or stamp taxes).

(c)	All Authorisations for the conduct of the business, trade and ordinary activities of each Obligor have been obtained or effected and are in full force and effect and are not likely to be revoked or adversely amended and no notice of an intention to terminate any such Authorisation has been received by such entity where a failure to obtain or effect such Authorisation or such termination has or is reasonably likely to have a Material Adverse Effect.
19.7	*Governing law and enforcement
(a)	Subject to the Legal Reservations, the law expressed to be the governing law in each Finance Document will be recognised and enforced in the Relevant Jurisdictions of each Obligor which is a party to such Finance Document.

(b)	Subject to the Legal Reservations, any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in the Relevant Jurisdictions of each Obligor which is a party to such Finance Document.
19.8	Insolvency

No:
(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 23.7 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 23.8 (Creditors’ process),

has been taken or, to the knowledge of each Obligor, threatened (and, in each case, remains outstanding) in relation to any Obligor; and none of the circumstances described in Clause 23.6 (Insolvency) applies to any Obligor.

19.9	No filing or stamp taxes

Subject to the Legal Reservations, under the laws of the Relevant Jurisdiction of each Obligor, it is not necessary that any Finance Document be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except any filing, recording or enrolling or any Tax or fee payable in relation to each of the Security Documents which is referred to in any Legal Opinion, and which will be made or paid promptly after the date of the relevant Finance Document.

19.10	*No default
(a)	No Event of Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or any of its Subsidiaries or to which any Obligor’s (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.
19.11	*No misleading information
(a)	Any factual information provided, produced or approved by or on behalf of any Obligor or any member of the Group in relation to any Finance Document or any transaction contemplated under any Finance Document was true and accurate in all material respects (as far as it was aware) as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

(b)	Any financial information (including any projection or forecast) contained in any report or document provided, produced or approved by or on behalf of any Obligor or any member of the Group in relation to any Finance Document or any transaction contemplated under any Finance Document has been prepared on the basis of then recent historical information and on the basis of assumptions and was considered to be fair and reasonable (as at the date of the relevant report or document containing the information, projection or forecast) and arrived at after careful consideration.

(c)	The expressions of opinion or intention provided by or on behalf of each Obligor for the purposes of the Privatisation Documents were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were considered to be fair and based on reasonable grounds.

(d)	So far as each Obligor was aware, no event or circumstance has occurred or arisen and no information has been omitted from the Privatisation Documents and no information has been given or withheld that results in the information, forecasts or projections (if any) contained in the Privatisation Documents being untrue or misleading in any material respect.
(e)	All other material written information provided by any Obligor (including its advisors) to a Finance Party was true, complete and accurate in all material respects and is not misleading in any material respect, in each case, as at the date it was provided.
19.12	*Original Financial Statements
(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed to the Agent in writing to the contrary.

(b)	The Original Financial Statements give a true and fair view of the financial condition and results of operations, consolidated in the case of the Target Group, of the Borrower and the Target Company (as the case may be) for the relevant period unless expressly disclosed to the Agent in writing to the contrary prior to the date of this Agreement.

(c)	There has been no material adverse change in the assets, business, operations, prospects or financial condition of the Borrower, the Group, the Target Company or the Target Group, since the date of the Original Financial Statements.

(d)	The most recent financial statements delivered pursuant to Clause 20.1 (Financial statements):
(i)	have been prepared in accordance with GAAP as applied to the Original Financial Statements unless the accounting principles have been changed in accordance with Clause 20.3 (Requirements as to financial statements); and

(ii)	give a true and fair view of (if audited) or fairly present (if unaudited) its financial condition (consolidated in the case of the Target Company) as at the end of, and results of operations (consolidated in the case of the Target Company) for, the period to which they relate.
(e)	Since the date of the most recent financial statements delivered pursuant to Clause 20.1 (Financial statements), there has been no material adverse change in the business, assets or financial condition of the Group.
19.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have been (to the best of the knowledge and belief of the Borrower) started or threatened against any member of the Group or the Privatisation (other than any relating to the Appraisal).

19.14	No breach of laws
(a)	No Obligor has breached any law or regulation, the breach of which has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of the knowledge and belief of the Borrower, threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

19.15	Environmental laws
(a)	Each member of the Group is in compliance with Clause 22.19 (Environmental compliance) and to the best of the knowledge and belief of the Borrower, no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of the knowledge and belief of the Borrower) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.
19.16	Taxation
(a)	No Obligor is materially overdue in the filing of any Tax returns and is not (and none of their Subsidiaries is) overdue in the payment of any amount in respect of Tax of US$200,000 (or its equivalent in any other currency) or more save for those claims which are being contested in good faith and which have been adequately reserved against (in accordance with GAAP).

(b)	No claims or investigations are being or are reasonably likely to be made or conducted against any member of the Group with respect to Taxes such that a liability of, or claim against, any member of the Group of US$200,000 (or its equivalent in any other currency) or more is reasonably likely to arise save for those claims which are being contested in good faith and which have been adequately reserved against (in accordance with GAAP).

(c)	Each Obligor is resident for Tax purposes only in the relevant jurisdiction of its incorporation.
19.17	Security and Financial Indebtedness
(a)	No Security or Quasi-Security exists over all or any of each Obligor’s present or future assets other than Permitted Security.

(b)	Each Obligor has no outstanding Financial Indebtedness other than Permitted Financial Indebtedness.
19.18	*Ranking

The Security under each Security Document has or will have such rank and priority as expressed in that Security Document and it is not subject to any prior ranking or pari passu ranking Security other than in respect of those assets which are subject to that Security described in paragraphs (c) and (d) of Permitted Security.

19.19	*Legal and beneficial ownership

Subject to the Security under the Security Documents, each Obligor is the sole legal and beneficial owner of the respective assets over which it purports to grant Security to the Security Trustee.

19.20	Shares

The shares of any member of the Group which are subject to the Security under the Security Documents are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of any member of the Group whose shares are subject to the Security under the Security Documents do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security under the Security Documents and do not contain any restriction on dividend or other distribution by any member of the Group to shareholders. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital (including any option or right of pre-emption or conversion) of any member of the Group.
19.21	Financial year end

The end of the financial year for the Borrower and the Target Company is 31 December.

19.22	Group Structure Chart
(a)	Part A of the Group Structure Chart is true, complete and accurate in all material respects and show the following information as at the date of this Agreement:
(i)	each member of the Group, including current name and (if applicable) company registration number, its jurisdiction of incorporation and/or establishment, a list of shareholders and including whether a company is or is not a company with limited liability;

(ii)	all minority interests in any member of the Group and any person in which any member of the Group holds shares in its issued share capital or equivalent ownership interest of such person; and

(iii)	all intra-Group loans of HK$38,000,000 or more.
(b)	Assuming the Merger has occurred, Part B of the Group Structure Chart is true, complete and accurate in all material respects and show the following information as at the Merger Effective Date:
(i)	each member of the Group, including its name and (if applicable) company registration number, its jurisdiction of incorporation and/or establishment, a list of shareholders and including whether a company is or is not a company with limited liability;

(ii)	all minority interests in any member of the Group and any person in which any member of the Group holds shares in its issued share capital or equivalent ownership interest of such person; and

(iii)	all intra-Group loans of HK$38,000,000 or more.
(c)	All necessary intra-Group loans, transfers, share exchanges and other steps resulting in the final Group structure as set out in Part B of the Group Structure Chart have been or will be taken in compliance with all relevant laws and regulations and all requirements of relevant regulatory authorities.
19.23	Immunity
(a)	The execution by each Obligor of each Finance Document constitutes, and the exercise by each Obligor of its rights and performance of its obligations under each Finance Document will constitute private and commercial acts performed for private and commercial purposes.

(b)	Each Obligor will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its Relevant Jurisdictions in relation to any Finance Document.

19.24	No adverse consequences
(a)	It is not necessary under the laws of its Relevant Jurisdictions:
(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligation under any Finance Document, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.

(b)	No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.
19.25	Privatisation Documents

The Privatisation Documents:
(a)	do not contain any untrue statement by any Obligor or any member of the Target Group of a material fact or omit any material information necessary to make the statements therein for which any Obligor or any member of the Target Group or their directors are responsible, in the light of the circumstances under which such statements were made, misleading, and all expressions of expectation, intention, belief and opinion of each Obligor and each member of the Target Group and/or its directors contained in the Privatisation Documents were honestly made on reasonable grounds after due and careful consideration;

(b)	do not contain terms and/or conditions that conflict with the terms of the Finance Documents and which constitute material adverse impact on the rights and interests of the Finance Parties under the Finance Documents (including any restriction on dividend or other distribution by SPV, the Target Company or any of their Subsidiaries to shareholders);

(c)	taken as a whole, contain all the material terms of the Privatisation; and

(d)	comply in all material respects with the laws and regulations of all relevant jurisdictions applicable to the Privatisation.
19.26	*Authorised signatures

Any person specified as the authorised signatory of an Obligor under Schedule 2 (Conditions Precedent) or Clause 20.5(d) (Information: miscellaneous) is authorised to sign Utilisation Requests (in the case of the Borrower only) and other notices on that Obligor behalf.

19.27	Times when representations made
(a)	All the representations and warranties in this Clause 19 are made by each Obligor on the date of this Agreement, on the date of each Utilisation Request and on each Utilisation Date.

(b)	All the representations and warranties in this Clause 19 are deemed to be made on the Merger Effective Date by each Obligor.

(c)	The Repeating Representations are deemed to be made by each Obligor on the first day of each Interest Period (except that those contained in paragraphs (a) to (c) of Clause 19.12 (Original Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

(d)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.
20.	Information undertakings

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements
(a)	The Borrower shall supply to the Agent in sufficient copies for all the Lenders:
(i)	as soon as the same become available, but in any event within one hundred twenty (120) days after the end of each of its financial years its audited financial statements for that financial year; and

(ii)	as soon as the same become available, but in any event within forty-five (45) days after the end of each of its financial quarters its unaudited financial statements (including cashflow statements) for that financial quarter.
(b)	The Borrower shall (or shall procure that the Target Company will) supply to the Agent in sufficient copies for all the Lenders:
(i)	as soon as the same become available, but in any event within one hundred twenty (120) days after the end of each of the Target Company’s financial years the unaudited consolidated financial statements of the Target Company for that financial year;

(ii)	as soon as the same become available, but in any event within one hundred eighty (180) days after the end of each of the Target Company’s financial years the audited consolidated annual report or, on and after the Merger Effective Date, the audited consolidated financial statements of the Target Company for that financial year; and

(iii)	as soon as the same become available, but in any event within forty-five (45) days after the end of each of the Target Company’s financial quarters the unaudited consolidated management accounts (including cashflow statements) of the Target Company for that financial quarter.
20.2	Compliance Certificate
(a)	The Borrower shall supply to the Agent, with each set of financial statements, annual reports and management accounts delivered pursuant to Clause 20.1(b) (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those financial statements, annual reports and management accounts were drawn up.

(b)	Each Compliance Certificate delivered pursuant to paragraph (a) of Clause 20.2 shall be signed by a director of the Borrower and a director of the Target Company and, in the case of each Compliance Certificate delivered with each set of financial statements and annual reports delivered pursuant to paragraph (ii) of Clause 20.1(b) (Financial statements), certified by the Target Company’s auditors, substantially in the form set out in Schedule 6 (Form of Compliance Certificate).
20.3	Requirements as to financial statements
(a)	Each set of financial statements, annual reports and management accounts delivered pursuant to Clause 20.1 (Financial statements) shall be certified by a director of the Borrower or the Target Company (as the case may be) as giving a true and fair view and represent its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements, annual reports and management accounts were drawn up.

(b)	The Borrower shall procure that each set of financial statements, annual reports and management accounts delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, annual reports or management accounts, it (or the Target Company, as the case may be) notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or the Target Company’s auditors, as the case may be) deliver to the Agent:
(i)	a description of any change necessary for those financial statements, annual reports and management accounts to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements, annual reports and management accounts and the Original Financial Statements.
Any reference in this Agreement to those financial statements, annual reports and management accounts shall be construed as a reference to those financial statements, annual reports and management accounts as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
20.4	Report on accounts receivables and inventories, progress of Privatisation
(a)	The Borrower shall (or shall procure that the Target Company will) supply to the Agent in sufficient copies for all the Lenders:
(i)	as soon as the same become available, but in any event within forty-five (45) days after the end of each of the Target Company’s financial quarters, an accounts receivables aging report and a inventories movement report of the Target Company for that financial quarter; and

(ii)	as soon as the same become available, but in any event within forty-five (45) days after the end of each of the Target Company’s financial quarters,

a cashflow forecast of the Target Company for the next six (6) Months after that financial quarter.
(b)	Each of the reports and forecasts delivered pursuant to this Clause 20.4(a) shall be signed by a director of the Target Company substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	The Borrower shall supply to the Agent in sufficient copies for all the Lenders bi-weekly written reports on progress of the Privatisation promptly and in any event within two (2) Business Days from the end of each period of two weeks.
20.5	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)	at the same time as they are dispatched, copies of all documents which are required by law to be dispatched by an Obligor to its shareholders (or any class of them) or its creditors generally;

(b)	promptly and in any event within five (5) Business Days upon becoming aware of them, the details of any litigation, arbitration or investigative or administrative proceedings (including any relating to the Appraisal, if any) which are current, threatened in writing or pending against any member of the Group and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly and in any event within five (5) Business Days, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request (except to the extent such disclosure would breach any law, regulation, stock exchange requirement or duty of confidentiality); and

(d)	promptly and in any event within five (5) Business Days, notice of any change in the authorised signatories of any Obligor, signed by a director or company secretary of that Obligor, whose specimen signature has previously been provided to the Agent, accompanied (where relevant) by a specimen signature of each new signatory.
20.6	Notification of default
(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a written request by the Agent, the Borrower shall supply to the Agent a certificate signed by a director of the Borrower on the Borrower’s behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
20.7	Access to books and records
(a)	Each Obligor shall promptly upon the written request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender (including for any Lender on behalf of any prospective new Lender)).

(b)	Upon the written request of the Agent (on the instructions of any Finance Party), each Obligor shall provide the Agent and any of its representatives, professional advisers and contractors with access to and permit inspection by them of the assets, premises, books and records of any member of the Group in each case at reasonable times and upon reasonable notice.
20.8	“Know your customer” checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the nature of an Obligor’s business or in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the written request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
21.	Financial covenants

21.1	Financial condition

The Borrower shall ensure that:
(a)	either:
(i)	in respect of each Relevant Period, the ratio of Consolidated Total Borrowings to Consolidated EBITDA of the Target Group will not at any time exceed 2 to 1; or

(ii)	the consolidated total Borrowings from banks or other financial institutions or other entities regularly engaged in the business of lending (including bank acceptance bill) of the Target Group will not at any time exceed RMB350,000,000; and

(b)	the aggregate amount of:
(i)	distributable retained profits of Onshore Subsidiaries of the Target Company, and

(ii)	the aggregate amount of dividends distributed to Unisources by Guizhou Tongjitang since the date of this Agreement, will not be less than RMB330,000,000 at any time.
21.2	Financial definitions

In this Clause 21:

“Borrowings” means, at any time, the outstanding principal, capital or nominal amount and any fixed or minimum premium payable on prepayment or redemption of any indebtedness for or in respect of Financial Indebtedness (other than in respect of paragraph (g) of that definition) and any amount raised by the issue of redeemable shares which are redeemable before the Repayment Date.

“Consolidated EBIT” means, in respect of any Relevant Period, the consolidated operating profit of the Target Group:
(a)	before taxation;

(b)	before deducting any Finance Charges;

(c)	not including any accrued interest owing to any member of the Target Group;

(d)	before taking into account any items treated as exceptional or extraordinary items;

(e)	before deducting any Privatisation Costs;

(f)	after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Target Group which is attributable to minority interests in members of the Target Group;

(g)	after deducting the amount of any profit of any Non-Group Entity to the extent that the amount of the profit included in the financial statements of the Target Group exceeds the amount actually received in cash by members of the Group through distributions by the Non-Group Entry;

(h)	before taking into account any unrealised gains or losses on any financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);

(i)	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset (including goodwill and tangible asset); and

(j)	after deducting any profit arising out of release of provisions for liabilities and charges, in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Target Group before taxation.
“Consolidated EBITDA” means, in respect of any Relevant Period, the Consolidated EBIT for that Relevant Period after adding back any amount attributable to the amortisation, depreciation or impairment of assets of members of the Target Group (and taking no account of the reversal of any previous impairment charge made in that Relevant Period) to the extent not already added back in determining Consolidated EBIT for the Relevant Period.
“Consolidated Total Borrowings” means, as at any particular time, the aggregate outstanding principal, capital or nominal amount and any fixed or minimum premium payable on prepayment or redemption of any indebtedness for or in respect of Financial Indebtedness of members of the Target Group (other than any indebtedness referred to in paragraph (g) of the definition of Financial Indebtedness and any guarantee or indemnity in respect of that indebtedness) and any amount raised by the issue of redeemable shares which are redeemable before the Repayment Date (for this purpose, any amount outstanding or repayable in a currency other than US$ shall on that day be taken into account in its US$ equivalent at the rate of exchange that would have been used had an audited or combined (as the case may be) consolidated balance sheet of the Target Group been prepared as at that day in accordance with the GAAP applicable to the Original Financial Statements of the Target Group);
“Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Borrowings whether paid, payable or capitalised by any member of the Target Group (calculated on a consolidated basis and excluding any such obligations to any other member of the Target Group) in respect of that Relevant Period:
(a)	including the interest element of leasing and hire purchase payments;

(b)	including any amounts paid, payable or accrued by any member of the Target Group to counterparties under any interest rate hedge instrument; and

(c)	deducting any amounts paid, payable or accrued by counterparties to any member of the Target Group under any interest rate hedge instrument.
“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.
“Financial Year” means the annual accounting period of the Target Group ending on or about 31 December in each year.
“Non-Group Entity” means any investment or entity (which is not itself a member of the Target Group (including Associates and joint ventures)) in which any member of the Target Group has an ownership interest.
“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.
“Relevant Period” means each period of twelve (12) months ending on or about the last day of the Financial Year and each period of twelve (12) months ending on or about the last day of each Financial Quarter.
21.3	Financial testing
(a)	The financial covenants set out in Clause 21.1 (Financial condition) shall be tested quarterly by reference to the financial statements, annual reports, management accounts and Compliance Certificates delivered pursuant to Clauses 20.1 (Financial statements) and 20.2 (Compliance Certificate) in respect of the specified Relevant Period.

(b)	When calculating the financial covenants in this Clause 21, the effect of all transactions between members of the Target Group shall be eliminated to the extent not already netted out on consolidation.

(c)	No item shall be deducted or credited more than once in any calculation.
22.	General undertakings

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force. For the avoidance of doubt, the undertakings in this Clause 22, save as those which are expressly required to be complied with or satisfied prior to the Merger Effective Date, shall only apply to the members of the Target Group on and after the Merger Effective Date.

22.1	Authorisations

Each Obligor shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,
any Authorisation required under any law or regulation of a Relevant Jurisdiction to:
(i)	enable it to perform its obligations under the Transaction Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document to which it is a party; and

(iii)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.
22.2	Compliance with laws

Each Obligor shall comply in all respects with all laws, regulations, Authorisation, agreements and obligation applicable to it, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

22.3	Pari passu ranking

Each Obligor shall ensure that its payment obligations under the Finance Documents rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

22.4	Taxation
(a)	Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them have been disclosed in its latest (or will be disclosed in its next) financial statements delivered to the Agent under Clause 20.1 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.
(b)	No Obligor may change its residence for Tax purpose.
22.5	Merger

Each Obligor shall not (and shall procure that no other member of the Group will), without the prior written consent of the Agent (acting on the instructions of all the Lenders), enter into, or agree to enter into, any amalgamation, demerger, merger, consolidation or corporate reconstruction other than any solvent liquidation or reorganisation or the Merger.

22.6	Negative pledge

Except as permitted under paragraph (d) below:
(a)	Each Obligor shall not (and shall procure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	Each Obligor shall not (and shall procure that no other member of the Group will) sell, transfer or otherwise dispose of any of its receivables.

(c)	Each Obligor shall not (and shall procure that no other member of the Group will):
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(ii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iii)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset. A transaction referred to in this paragraph (c) is termed “Quasi-Security”.

(d)	Paragraphs (a), (b) and (c) above do not apply to any Security or (as the case may be) Quasi-Security, which constitutes Permitted Security.
22.7	Disposals
(a)	Each Obligor shall not (and shall procure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:
(i)	which is necessary under or incidental to the Privatisation;

(ii)	in the ordinary course of trading of the disposing entity;

(iii)	of any asset the value of which does not exceed RMB1,000,000 (or its equivalent in another currency);

(iv)	of Guizhou Tongjitang Asset Management Company Limited by Unisources to Guizhou Huixian Investment Management Company Limited pursuant to an equity interest transfer agreement dated 21 September 2010; or

(v)	with the prior written consent of the Agent (acting on the instructions of all the Lenders).
22.8	Loans and guarantees

Each Obligor shall not (and shall procure that no other member of the Group will) directly or indirectly:
(a)	make any loan, or provide any form of credit or financial accommodation, to any other person (including any shareholder); or

(b)	incur or allow to remain outstanding any guarantee, bond or indemnity in respect of any obligation of any person (including any shareholder), except in the ordinary course of trading or with the prior written consent of the Agent (acting on the instructions of all the Lenders).

22.9	RMB Depositor

Notwithstanding any other provision of this Agreement, the Borrower shall procure that the RMB Depositor will not incur any Financial Indebtedness, provide or incur or allow to remain outstanding any guarantee in respect of any obligation of any person (including any shareholder) or create or permit to subsist any Security over any of its assets, without the prior written consent of the Agent (acting on the instructions of all the Lenders).

22.10	Financial Indebtedness
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and shall procure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is Permitted Financial Indebtedness.
22.11	Capital Expenditure
(a)	Except as permitted under paragraph (b) below or with the prior written consent of the Agent (acting on the instructions of all the Lenders), no Obligor shall (and shall procure that no other member of the Group will) incur Capital Expenditure:
(i)	if as a result the aggregate amount of Capital Expenditure of the Group in any financial year of the Borrower would exceed RMB20,000,000; and

(ii)	otherwise than on arm’s length terms and for full market value (as determined by valuations performed by independent valuers acceptable to the Agent).

(b)	Paragraph (a) above does not apply to Capital Expenditure in the amount of RMB120,600,000 incurred or to be incurred by the Group in the formation of a joint venture for the purpose of acquiring 100% of the share capital of Guiyang Liquor Factory.
22.12	Dividends and shareholder’s loans
(a)	The Borrower shall not:
(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of the Borrower’s share capital (or any class of the Borrower’s share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Borrower; or

(iv)	redeem, repurchase, retire or repay any of its share capital or resolve to do so, without the prior written consent of the Agent (acting on the instructions of all the Lenders).

(b)	The Borrower shall procure that each of its Subsidiaries will distribute dividends or repay shareholder’s loans to the Borrower for repayment of the Loans. The Borrower shall ensure (or shall procure each of its Subsidiaries to ensure) that no restriction on distribution of dividends or repayment of shareholder’s loans from the Borrower’s Subsidiaries to the Borrower is imposed by any person.

(c)	The Borrower shall procure that the Target Company will not, prior to the Merger Effective Date, reduce the shareholder’s loans granted by the Target Company to its Subsidiaries to an amount lower than HK$38,000,000.
22.13	Debt service reserves
(a)	The Borrower shall within ten (10) Business Days from the date of this Agreement open and at all times thereafter maintain in its name a United States Dollars debt service reserve account designated the “Debt Service Reserve Account” with the Security Trustee in Hong Kong.

(b)	The Borrower shall procure that all dividends paid by the Target Company to which the Borrower and the Personal Guarantor are directly or indirectly entitled shall be remitted directly into the Debt Service Reserve Account.

(c)	The Borrower shall from time to time deposit such amount into the Debt Service Reserve Account as is necessary to ensure that the amount standing to the credit of the Debt Service Reserve Account on any day is not less than an amount equal to the interest and expenses (including any commitment fees under Clause 13.1 (Commitment fee) falling due and payable under the Finance Documents in respect of the next successive period of six (6) Months from that day (calculated on a rolling basis).

22.14	PRC Escrow Account
(a)	The Borrower shall procure that the RMB Depositor will, on or before the Merger Effective Date, open and at all times thereafter maintain in its name a Renminbi escrow account designated the “PRC Escrow Account” with the PRC Escrow Bank.

(b)	The Borrower shall procure that the RMB Depositor will from time to time deposit such amount into the PRC Escrow Account as is necessary to ensure that the amount standing to the credit of the PRC Escrow Account on any day is not less than an amount in Renminbi equal to one hundred and forty-seven per cent. (147%) of the then aggregate outstanding amount under the Facility.
22.15	Distribution Proceeds Accounts
(a)	The Borrower shall procure that the Target Company will, on or before the Merger Effective Date, open and at all times thereafter maintain in its name a United States Dollars account designated the “Target Distribution Proceeds Account” with the Security Trustee and shall procure that all dividends paid by Tongjitang HK to which the Borrower and the Personal Guarantor are directly or indirectly entitled shall be remitted directly into the Target Distribution Proceeds Account.

(b)	The Borrower shall procure that Tongjitang HK will, on or before the Merger Effective Date, open and at all times thereafter maintain in its name a United States Dollars account designated the “Tongjitang HK Distribution Proceeds Account” with the Security Trustee and shall procure that all dividends paid by Unisources to which the Borrower and the Personal Guarantor are directly or indirectly entitled shall be remitted directly into the Tongjitang HK Distribution Proceeds Account.

(c)	The Borrower shall procure that Unisources will, on or before the Merger Effective Date, open and at all times thereafter maintain in its name a United States Dollars account designated the “Unisources Distribution Proceeds Account” with the Security Trustee and shall procure that all dividends paid or shareholder’s loans repaid by Guizhou Tongjitang to which the Borrower and the Personal Guarantor are directly or indirectly entitled shall be remitted directly into the Unisources Distribution Proceeds Account.

(d)	The Borrower shall ensure that there is no restriction or impediment (legal, tax, accounting, contractual or otherwise) on the ability of any of the Target Company, Tongjitang HK, Unisources and Guizhou Tongjitang to distribute by way of dividend to its shareholders all amounts standing to the credit of any of the Target Distribution Proceeds Account, the Tongjitang HK Distribution Proceeds Account and the Unisources Distribution Proceeds Account.
22.16	Privatisation Documents
Each Obligor shall (and shall procure that SPV, the Sponsors and any other member of the Group will):
(a)	take all reasonable and practical steps to satisfy its material obligations (including the due and punctual payment of the Cash Consideration and the Privatisation Costs) under and in accordance with the Privatisation Documents;

(b)	take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other member of the Group) and pursue any claims and remedies arising in their capacity as shareholders of the Target Company and/or under the Privatisation Documents where any failure to preserve, enforce or pursue such rights, claims or remedies is, or is reasonably likely to be, materially adverse to the interest of the Finance Parties; and

(c)	not, after a Privatisation Document has been delivered to the Agent under Clause 4.1 (Initial conditions precedent), agree to any change in the provisions of such Privatisation Document or variations to, or modification of the terms and/or conditions thereof, or novation, substitution, repudiation or termination of, such Privatisation Document, or to waive or modify any condition to the completion of the Merger set out in such Privatisation Document (if any), or agree to the cancellation of such Privatisation Document, unless with the prior written consent of the Agent (acting on the instructions of all the Lenders).
22.17	Change of business
Each Obligor shall procure that no substantial change is made to the general nature or scope of the business of the Borrower or any other member of the Group from that carried on at the date of this Agreement without the prior written consent of the Agent (acting on the instructions of all the Lenders), in particular:
(a)	the sole purpose of setting up SPV is for the Merger under the Privatisation;

(b)	the Borrower shall only engage in business as a special purpose vehicle for holding investments;

(c)	the Target Company and any of its Subsidiaries shall engage principally in pharmaceutical-related businesses, and the Borrower and SPV shall not trade, carry on any business, own any assets or incur any liabilities except for:
(i)	the provision of administrative services (excluding treasury services) to other members of the Group of a type customarily provided by a holding company to its Subsidiaries;

(ii)	ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts, cash and cash equivalent investments but only if those shares, credit balances, cash and cash equivalent investments are subject to the Security under the Security Documents; or

(iii)	any liabilities under the Transaction Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company, and this Clause shall prevail if but for this Clause a transaction would otherwise be a Permitted Financial Indebtedness or Permitted Security.
22.18	Controlling ownership
(a)	The Personal Guarantor shall maintain his direct and indirect shareholding interests in the Borrower as at the date of this Agreement.

(b)	Prior to the Merger Effective Date, the Personal Guarantor shall maintain his direct and indirect shareholding interests in SPV as at the date of incorporation of SPV.

(c)	On and after the Merger Effective Date, the Personal Guarantor shall maintain his direct and indirect shareholding interests in, and management control over, the Target Company as at the date of this Agreement.

(d)	The Target Company shall maintain its direct and indirect shareholding interests in each of its Subsidiaries and shall maintain its direct and indirect shareholding interests in each of its Associates as at the date of this Agreement.

(e)	Each of the Borrower and the Personal Guarantor shall procure Fosun to continue to hold the voting shares in the capital of SPV until the Merger Effective Date, and to continue to hold the voting shares in the capital of the Target Company for the period up to the date falling one (1) year from the first Utilisation Date.
22.19	Environmental compliance
Each Obligor shall (and shall ensure that each other member of the Group will) comply in all material respects with all Environmental Law, obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under Environmental Law or any Environmental Permits.
22.20	Environmental claims
Each Obligor shall (and shall ensure that each other member of the Group will) inform the Agent in writing as soon as reasonably practicable upon becoming aware of:
(a)	any Environmental Claim which has been commenced or (to the best of such Obligor’s knowledge and belief) is threatened against any member of the Group, or

(b)	any facts or circumstances which will or might reasonably be expected to result in any Environmental Claim being commenced or threatened against any member of the Group.
22.21	Insurance
(a)	Each Obligor shall (and shall ensure that the Target Company and each of its Subsidiaries will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.
22.22	Financial assistance
Each Obligor shall (and shall procure that each other member of the Group will) comply in all respects with all relevant financial assistance regulations in any Relevant Jurisdiction.
22.23	Privatisation-related undertakings
(a)	Each Obligor shall keep the Agent informed as to any material developments in relation to the Privatisation and promptly on request provide the Agent with information as to the progress of the Privatisation and with any material information or advice received by it in relation to the Privatisation and, without prejudice to the generality of the foregoing, shall notify the Agent promptly following it becoming aware that (i) the certificate of merger evidencing that the Merger has been completed has been issued by the Registrar of Companies of the Cayman Islands and (ii) all ADSs of the Target Company have been de-listed from the Stock Exchange and the Target Company has been de-registered under the Exchange Act.

(b)	Each Obligor shall not increase, and shall ensure there is no increase in, the amount of cash payable by it in respect of the Target Shares pursuant to the Privatisation or otherwise vary the cash consideration payable pursuant to the Privatisation (including any cash consideration payable to share option holders and/or company benefit holders under any share incentive plans or company benefit plans of the Target Company in exchange for the cancellation of their outstanding rights to acquire ordinary shares issued in the Target Company pursuant to such plans) except to the extent that:
(i)	there is sufficient headroom under the Facility to satisfy the aggregate of the Cash Consideration and the Privatisation Costs (in each case payable by the Borrower in accordance with the Privatisation Documents); or

(ii)	such increase is funded (directly or indirectly) by way of the proceeds of loans from the Personal Guarantor which are subordinated under the terms of any Security Document in favour of the Finance Parties.
(c)	Each Obligor shall, as soon as possible after the Merger Effective Date, procure the de-listing of all ADSs of the Target Company from the Stock Exchange and the de-registration of the Target Company under the Exchange Act.

(d)	Each Obligor shall, or shall ensure that the Target Company will, prepare and file with the SEC and/or the Stock Exchange all necessary schedules, forms and other documents in respect of the Privatisation in compliance with the rules and regulations promulgated by the SEC and/or the Stock Exchange and shall respond promptly to any comments or enquiries from the SEC and/or the Stock Exchange or their staff regarding such schedules, forms and other documents. Each Obligor shall, or shall ensure that the Target Company will, provide the Agent with copy of any comments or enquiries that such Obligor or the Target Company may receive from the staff of the SEC and/or the Stock Exchange regarding such schedules, forms and other documents promptly after receipt thereof. The Agent is entitled to request from the relevant Obligor or the Target Company a copy of each supplement, amendment and/or response filed or to be filed with the SEC and/or the Stock Exchange by any Obligor or the Target Company with respect to such comments or enquiries.

(e)	Each Obligor shall make full written disclosure to the Agent as soon as practicable of all information which comes to its attention and which is material to any decision about whether to waive any condition of the Privatisation or which suggests that any condition to the Privatisation will or may not be satisfied, or will or may require to be waived.

(f)	Except to the extent necessary to comply with any obligations of confidentiality to any regulatory authority, each Obligor shall keep the Agent informed and consult with it as to:
(i)	the terms and conditions of any assurance or undertaking proposed to be given by or on behalf of any member of the Group (or, so far as the Obligors are aware, any member of the Target Group) to any person for the purpose of obtaining any Authorisation or clearance necessary in connection with the Privatisation; and

(ii)	any terms or conditions proposed in connection with any Authorisation necessary in connection with the Privatisation (of which they are aware).
22.24	Group bank accounts
(a)	Unless with the prior written consent of the Agent (acting on the instructions of all the Lenders):
(i)	each Obligor shall ensure that on or after the Merger Effective Date, all bank accounts of the Group outside the PRC, except any bank account in existence as at the date of this Agreement as identified in Schedule 10 (Existing Bank Account) (collectively the “Existing Bank Accounts”), shall be opened and maintained with a Finance Party or an Affiliate of a Finance Party (collectively the “Group Bank Accounts”); and

(ii)	each Obligor shall ensure that on or after the Merger Effective Date, each member of the Group shall place their cash deposits which are outside the PRC in a Group Bank Account, except the cash deposits in the Existing Bank Accounts as at the date of this Agreement.
(b)	Each Obligor agrees and shall ensure that on or after the Merger Effective Date, each of the Finance Parties and the PRC Escrow Bank shall have the first right of refusal to accept any cash deposits inside the PRC of each member of the Group.
22.25	Further assurance
(a)	Each Obligor shall (and shall procure that any other member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Trustee may reasonably specify and in such form as the Security Trustee may reasonably require (in favour of the Security Trustee or its nominee(s)) in order to:
(i)	perfect or protect the Security created or intended to be created by it under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Security under the Security Documents) or for the exercise of any rights, powers and remedies of the Security Trustee or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	confer on the Security Trustee or confer on the Finance Parties, Security over any property and assets of an Obligor located in any jurisdiction which is (to the extent permitted by local law) equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(iii)	following Default, facilitate the realisation of the assets which are, or are intended to be, the subject of the Security under any Security Document.
(b)	Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred by it on the Security Trustee or the Finance Parties by or pursuant to the Finance Documents.

22.26	Conditions subsequent
(a)	The Borrower shall procure that each of the documents and other evidence listed in Schedule 3 (Conditions Subsequent) in each case in form and substance satisfactory to the Agent (acting reasonably) be delivered to the Agent within the specified time set opposite the description of each such document or evidence under the heading “Deadline for Satisfaction” except to the extent the Agent has (acting on the instructions of all the Lenders) waived the same or extended the deadline for satisfaction of the same.

(b)	The Agent shall notify the Borrower and the Lenders upon being so satisfied and when such waivers or extensions are granted by it.
23.	Events of default
Each of the events or circumstances set out in this Clause 23 is an Event of Default (save for Clause 23.15 (Acceleration)).
23.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document in the manner in which it is expressed to be payable unless:
(a)	its failure to pay is caused by:
(i)	administrative or technical error, or

(ii)	a Disruption Event; and
(b)	payment is made within five (5) Business Days of its due date.
23.2	Financial covenants and conditions subsequent
Any requirement of Clause 21 (Financial covenants) and Clause 22.26 (Conditions subsequent) is not satisfied.
23.3	Other obligations
(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants and conditions subsequent)).

(b)	An Obligor does not comply with any material provision of any Security Document.

(c)	Any condition attached to any waiver, extension or consent given under any Finance Document is not fulfilled.

(d)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within fifteen (15) Business Days after the earlier of the Agent giving notice to the Borrower or the relevant Obligor or the Borrower or the relevant Obligor becoming aware of the failure to comply.
23.4	Misrepresentation
Any representation, warranty or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.5	Cross default
(a)	Any Financial Indebtedness of any Obligor or any other member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor or any other member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of any actual or potential default, event of default, credit review event or any similar default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor or any other member of the Group is cancelled or suspended by a creditor of such Obligor or member of the Group as a result of any actual or potential default, event of default, credit review event or any similar default (however described).

(d)	Any creditor of any Obligor or any other member of the Group becomes entitled to declare any Financial Indebtedness of such Obligor or member of the Group due and payable prior to its specified maturity as a result of any actual or potential default, event of default, credit review event or any similar default (however described).

(e)	No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$2,000,000 (or its equivalent in any other currency or currencies).
23.6	Insolvency
(a)	Any Obligor or a member of the Group is unable to, is presumed or deemed to be unable to or admits its inability to, pay its debts, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor or any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor or any member of the Group.
23.7	Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision, supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any member of the Group;

(b)	a composition, assignment or arrangement with any creditor of any Obligor or any member of the Group;

(c)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, provisional supervisor, supervisor or other similar officer in respect of any Obligor or any member of the Group or any of its assets; or

(d)	enforcement of any Security over any assets of any Obligor or any member of the Group, or any analogous procedure or step is taken in any jurisdiction.
23.8	Creditors’ process
(a)	An Obligor or a member of the Group fails to comply with, or pay any sum due from it under, any final judgment or any final order made or given by a court of competent jurisdiction.

(b)	Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor or any member of the Group.
23.9	Unlawfulness
(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

(b)	Any obligation or obligations of any Obligor under any Finance Document are not (subject to Legal Reservations and the Perfection Requirements) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Finance Parties under the Finance Documents.

(c)	Subject to the Legal Reservations and the Perfection Requirements, any Finance Document ceases to be in full force and effect or any Security or any subordination created under any Security Document ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.
23.10	Cessation of business
Any Obligor or any other member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.
23.11	Repudiation and rescission of agreements
An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any Security under any Security Documents or evidences an intention to rescind or repudiate a Finance Document or any Security under any Security Documents.
23.12	Material adverse change
Any event or circumstance occurs which the Agent (acting on the instructions of the Majority Lenders) believes has or is reasonably likely to have a Material Adverse Effect.

23.13	Litigation
Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents, or the transactions contemplated in the Finance Documents, or against any Obligor or any member of the Group or its assets, or against the Privatisation or any party involved in the Privatisation (other than any relating to the Appraisal, if any) and which if successful would be reasonably likely to have a Material Adverse Effect.
23.14	Change of Control
A Change of Control occurs.
23.15	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:
(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)	declare that the Security comprised in all or any Security Document to become immediately enforceable; and/or

(e)	exercise or direct the Security Trustee to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

Section 8
Changes to Parties
24.	Changes to the Lenders

24.1	Assignments and transfers by the Lenders
Subject to this Clause 24, a Lender (the “Existing Lender”) may:
(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,
under any Finance Document to another bank or financial institution which is licensed to carry on banking business in Hong Kong (the “New Lender”) with the prior consent of the Borrower.
24.2	Conditions of assignment or transfer
(a)	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed or subject to unreasonable conditions. The Borrower shall be deemed to have given its consent five (5) Business Days after the Lender has requested it unless consent is expressly refused by the Borrower within that time.

(b)	An assignment will be effective only on:
(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	notification that such assignment is effective by the Agent to the Existing Lender and the New Lender provided that the Agent is not obliged to give such notification unless it is satisfied that it has completed all “know your customer” and other similar procedures relating to any person that it is required to carry out (or deems desirable) in relation to such assignment to a New Lender.
(c)	A transfer will be effective only if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(d)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax gross up and indemnities) or Clause 15 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$1,000.
24.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Security under the Security Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Security under any Security Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.
(d)	In relation to any assignment or transfer by an Existing Lender under this Clause 24, the relevant New Lender agrees to be bound by any consent, waiver or decision given or made by such Existing Lender in connection with the Finance Documents prior to such assignment or transfer.
24.5	Procedure for transfer
(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the

Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall not be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all “know your customer” and other similar procedures relating to any person that it is required (or deems desirable) to conduct in relation to the transfer to such New Lender.

(c)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Security under the Security Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Security under the Security Documents and their respective rights against one another under the Finance Documents and in respect of the Security under the Security Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the Security Trustee, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Security under the Security Documents as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Trustee and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.
24.6	Copy of Transfer Certificate to Borrower
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.
24.7	Exclusion of Agent’s liability
In relation to any assignment or transfer pursuant to this Clause 24, each Party acknowledges and agrees that the Agent shall not be obliged to enquire as to the accuracy of any representation or warranty made by a New Lender in respect of its eligibility as a Lender.
24.8	Disclosure of information
Any Finance Party may disclose to:

(a)	any of its Affiliates;

(b)	its head office and any other branch;

(c)	any other Finance Party;

(d)	any of its professional advisers and other persons providing services to it;

(e)	any Obligor;

(f)	any person permitted by any Obligor;

(g)	any person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; and

(h)	any other person:
(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents for the purpose of that actual or potential assignment or transfer; or

(ii)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor for the purpose of that actual or potential sub-participation, any information about any Obligor, the Group and the Finance Documents as that Lender or other Finance Party shall consider appropriate if, in relation to paragraphs (h)(i) and (h)(ii) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking (unless such information was publicly available at the time disclosed). This Clause supersedes any previous agreement relating to the confidentiality of this information.
25.	Changes to the Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

Section 9
The Finance Parties
26.	Role of the agent, the arranger and others

26.1	Appointment of the Agent
(a)	Each of the other Finance Parties appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the other Finance Parties authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
26.2	Duties of the Agent
(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties. The Agent is not obliged to monitor or enquire whether a Default has occurred.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Trustee) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. The Agent shall have no other duties save as expressly provided for in the Finance Documents.
26.3	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.
26.4	No fiduciary duties
(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Arranger or the Security Trustee shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Group
(a)	The Agent, the Security Trustee and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or any member of the Group.

(b)	The Agent shall have the same rights and powers in its capacity as a Lender as any other Lenders and may exercise such rights and powers as if it was not acting as an agent in relation to any of the Finance Documents.
26.6	Rights and discretions of the Agent
(a)	The Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(ii)	any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Trustee or the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
26.7	Majority Lenders’ instructions
(a)	Unless a contrary indication appears in a Finance Document, the Agent shall:
(i)	exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent); and

(ii)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.
(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Trustee.

(c)	Any Lender may by notice to the Agent divide its Utilisations or Commitments into separate amounts to reflect sub-participation or similar transactions and may require the Agent to count such separate amounts individually in calculating the composition of the Majority Lenders.

(d)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) or under paragraph (e) below until it has received such Security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(e)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents or the Security thereunder.
26.8	Responsibility for documentation
Neither the Agent nor the Arranger:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, the Security Trustee, an Obligor or any other person given in or in connection with any Finance Document or any factual information provided, produced or approved by or on behalf of any member of the Group in relation to any Finance Document or any transaction contemplated under any Finance Document; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Security under the Security Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Security under any Security Document.
26.9	Exclusion of liability
(a)	Without limiting paragraph (b) below, the Agent shall not be liable for any cost, loss or liability incurred by any Party as a consequence of:
(i)	any failure or delay by any Obligor or any other party in performing its respective obligations under any Finance Documents; or

(ii)	the authorisation, execution, legality, validity, enforceability, effectiveness, genuineness or sufficiency of any Finance Document, any Security under the Security Documents or any other document relevant to the transaction or the collectability of any sum payable under any Finance Document; or

(iii)	the Agent having taken or having omitted to take any action under or in connection with any Finance Document, unless directly caused by the Agent’s gross negligence or wilful misconduct; or

(iv)	any delay in the crediting to any account of an amount required under the Finance Documents to be paid by the Agent, if the Agent shall have taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for the purpose of such payment.
(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Privatisation Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	Nothing in this Agreement shall oblige the Agent or the Arranger to conduct any “know your customer” or other procedures in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such procedures it is required to conduct and that it may not rely on any statement in relation to such procedures made by the Agent or the Arranger.
26.10	Lenders’ indemnity to the Agent
(a)	Subject to paragraph (b) below, each Lender shall (in proportion to its Available Commitment and participations in the Loans then outstanding to the Available Facility and all the Loans then outstanding) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	If the Available Facility are then zero each Lender’s indemnity under paragraph (a) above shall be in proportion to its Available Commitment to the Available Facility immediately prior to its reduction to zero, unless there are then any Loans outstanding in which case it shall be in proportion to its participations in the Loans then outstanding to all the Loans then outstanding.
26.11	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Affiliates acting through an office in Hong Kong as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within thirty (30) days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in Hong Kong).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.
26.12	Confidentiality
(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger are obliged to disclose to any person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of any contractual or fiduciary duty.
26.13	Relationship with the Lenders
(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information that the Security Trustee may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Trustee to perform its functions as Security Trustee. Each Lender shall deal with the Security Trustee exclusively through the Agent and shall not deal directly with the Security Trustee.
26.14	Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each Obligor and each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Security under any Security Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security under any Security Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Security under any Security Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of any factual information provided, produced or approved by or on behalf of any member of the Group in relation to any Finance Document or any transaction contemplated under any Finance Document and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of, any part of the assets or properties subject to the Security under any Security Document, the priority of any such Security or the existence of any Security affecting such assets or properties.
26.15	Reference Banks
(a)	If a Lender is a Reference Bank (or an Affiliate of a Reference Bank) but later ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another bank or financial institution approved by the Majority Lenders to replace that Reference Bank.

(b)	If a Reference Bank which was not a Lender subsequently becomes a Lender, the Agent may (in consultation with the Borrower) appoint that Lender to replace any Reference Bank which is not then either a Lender or an Affiliate of a Lender.
26.16	Agent’s Management Time
Any amount payable to the Agent under Clause 16.3 (Indemnity to the Agent), Clause 18 (Costs and expenses) and Clause 26.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 13 (Fees).
26.17	Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.18	Transfer Certificate
Each Obligor and each other Finance Party (except for the Lender and the New Lender seeking the relevant transfer by novation) irrevocably authorise the Agent to sign each Transfer Certificate on their behalf.
27.	Conduct of business by the Finance Parties
No provision of any Finance Document will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
28.	Sharing among the Finance Parties

28.1	Payments to Finance Parties
If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).
28.2	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial payments).
28.3	Recovering Finance Party’s rights
(a)	On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.
28.5	Exceptions
(a)	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

Section 10
Administration
29.	Payment mechanics

29.1	Payments to the Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.
29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency.

29.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback
(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
29.5	Partial payments
(a)	If the Agent receives a payment for application against amounts due in respect of the Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Arranger and Security Trustee under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
29.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
29.8	Currency of account
(a)	Subject to paragraphs (b) to (e) below, United States Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than United States Dollars shall be paid in that other currency.
29.9	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.
29.10	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:
(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 35 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 29.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
30.	Set-off

Without prior notice to any Obligor, a Finance Party may, but is not obliged to, set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance

Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	Notices

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses
(a)	The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(i)	in the case of the Borrower, that identified with its name below; and

(ii)	in the case of each Finance Party or any other Obligor, that set out beneath its name in the signature pages of this Agreement or notified in writing to the Agent on or prior to the date on which it becomes a Party, or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

(b)	The address and fax number of the Borrower are:

The Borrower

Hanmax Investment Limited

Address:	(7/F, Fu Zhong International Plaza, 126 Xin Hua Road, Guiyang City, Guizhou Province, PRC)

Attention:	Mr Wang Xiao Chun

Fax:	(86) 851 551 6228
31.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Trustee will be effective only when actually received by the Agent or the

Security Trustee and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Trustee’s signature below (or any substitute department or officer as the Agent or the Security Trustee shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause 31.3 will be deemed to have been made or delivered to each of the Obligors or any other member of the Group being party to a Finance Document.
31.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5	Electronic communication
(a)	Any communication to be made between the Agent or the Security Trustee and another Finance Party under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Trustee and the relevant Finance Party:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)	Any electronic communication made between the Agent or the Security Trustee and a Finance Party will be effective only when actually received in readable form and in the case of any electronic communication made by a Finance Party to the Agent or the Security Trustee only if it is addressed in such a manner as the Agent or Security Trustee shall specify for this purpose.
31.6	Use of websites
(a)	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:
(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a printable format or otherwise capable of being downloaded by the relevant Website Lender and is in a format previously agreed between the Borrower and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event, the Borrower shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:
(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Borrower notifies the Agent under sub-paragraph (c)(i) or sub-paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall at its own cost comply with any such request within ten (10) Business Days.
31.7	Reliance
(a)	Any notice sent under this Clause 31 can be relied on by the recipient if the recipient reasonably believes the notice to be genuine and if it bears what appears to be the signature (original, facsimile or electronic) of an authorised signatory of the sender (without the need for further enquiry or confirmation).

(b)	Each Party must take reasonable care to ensure that no forged, false or unauthorised notices are sent to another Party.
31.8	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
32.	Calculations and certificates

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.	Amendments and waivers

35.1	Required consents
(a)	Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 35.
35.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	(without prejudice to the generality of and the requirements and conditions under Clause 6.2 (Extension option)) an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	(without prejudice to the generality of and the requirements and conditions under Clause 6.2 (Extension option)) an increase in or an extension of any Commitment or the Total Commitments;

(v)	a change to any Obligor;

(vi)	any extension of the Availability Period;

(vii)	the provision of any guarantee of the Borrower’s obligations under this Agreement;

(viii)	the nature or scope of:
(1)	the Security under any Security Document; or

(2)	the manner in which the proceeds of enforcement of the Security under any Security Document are distributed, except to the extent that it relates to a sale or disposal of an asset which is the subject of the Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document;

(ix)	the release of the Security under any Security Document unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document;

(x)	any provision which expressly requires the consent of all the Lenders; or

(xi)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 8 (Mandatory prepayment), Clause 24 (Changes to the Lenders), Clause 28 (Sharing among the Finance Parties) or this Clause 35, shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Trustee or the Arranger may not be effected without the consent of the Agent, the Security Trustee or the Arranger.
36.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

Section 11
Governing Law and Enforcement
37.	Governing law

This Agreement is governed by Hong Kong law.

38.	Enforcement

38.1	Jurisdiction
(a)	The courts of Hong Kong shall have non-exclusive jurisdiction to settle any dispute arising out of or in connection with the Finance Documents expressed to be governed by Hong Kong law (including a dispute relating to the existence, validity or termination of any Finance Document) (a “Dispute”).

(b)	Where a Dispute is the subject of proceedings commenced by one or more Finance Parties, the Finance Parties are entitled to bring such proceedings in any court or courts of competent jurisdiction (including but not limited to the courts of Hong Kong). If an Obligor raises a counter-claim in the context of proceedings commenced by one or more Finance Parties, that Obligor shall bring such counter-claim before the court seized of the Finance Party’s claim and no other court.

(c)	The commencement of legal proceedings in one or more jurisdictions shall not, to the extent allowed by law, preclude the Finance Parties from commencing legal actions or proceedings in any other jurisdiction, whether concurrently or not.

(d)	To the extent allowed by law, each of the Obligor irrevocably waives any objection it may now or hereafter have on any grounds whatsoever to the laying of venue of any legal proceeding, and any claim it may now or hereafter have that any such legal proceeding has been brought in an inappropriate or inconvenient forum.
38.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Hong Kong):
(a)	irrevocably appoints Fair Wind Secretarial Services Limited of 8th Floor, Kailey Tower, 16 Stanley Street, Central, Hong Kong at the date of this Agreement (or such other address in Hong Kong as the Borrower may notify the Agent in writing) as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document;

(b)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(c)	if any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within twenty (20) days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.
38.3	Waiver of immunity

Each Obligor (to the fullest extent permitted by law) irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought against it by any Finance Party in relation to any Finance Document, and to ensure that no such claim is made on its behalf;

(b)	waives all rights of immunity in respect of it or its assets; and

(c)	consents generally in respect of such proceedings to the giving of relief or the issue of any process in connection with such proceedings.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The Original Lenders

Name of Original Lender	Commitment (US$)
CITIC Bank International Limited (a licensed bank incorporated under the laws of Hong Kong with company number 4095 whose registered office is at 232 Des Voeux Road Central, Hong Kong)	25,000,000

Schedule 2
Conditions Precedent
1.	The Obligors
(a)	A copy of the constitutional and corporate documents (including without limitation its memorandum and articles of association, certificate of good standing (if applicable), certificate of incorporation, certificate of change of name (if any), certificate of incumbency from a registered agent (if applicable), business registration certificate (if applicable), register of members and directors and register of charges) of each Obligor. If an Obligor is an individual, a copy of his passport or any other identification documents.

(b)	A copy of a resolution of the board of directors of each Obligor (other than an Obligor who is an individual and SPV):
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A copy of a resolution signed by all the holders of the issued shares in each Obligor (other than an Obligor who is an individual and SPV), approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party.

(e)	A certificate from each Obligor (other than an Obligor who is an individual and SPV), signed by a director, confirming that borrowing, guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing, security or similar limit binding on that Obligor to be exceeded.

(f)	A certificate of an authorised signatory of each Obligor (other than an Obligor who is an individual) certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.
2.	Finance Documents
(a)	This Agreement duly executed by the parties to it.

(b)	The Security Trust Deed duly executed by the parties to it.

(c)	The Fee Letters duly executed by the Borrower.

(d)	At least two originals of each of the following Security Documents duly executed by the relevant Obligor(s) as specified below opposite the relevant Security Document:

Governing law of
Obligor	Security Document	document
the Personal Guarantor	Unconditional and irrevocable personal guarantee	Hong Kong

the Borrower	Debenture incorporating fixed and floating charges over all assets of the Borrower	Hong Kong

the Personal Guarantor	Charge over shares in the capital of the Borrower	Hong Kong

the Borrower and the Personal Guarantor	Assignment of rights and interests under the Privatisation Documents	Hong Kong

the Personal Guarantor and other relevant member(s) of the Group	Subordination Deed	Hong Kong

the Corporate Guarantors	Unconditional and irrevocable joint and several guarantee	Hong Kong

the Corporate Guarantors	Charge over the Target Distribution Proceeds Account, the Tongjitang HK Distribution Proceeds Account and the Unisources Distribution Proceeds Account	Hong Kong

the Borrower	Charge over shares in the capital of the Target Company	Hong Kong

the Target Company	Charge over shares in the capital of Tongjitang HK	Hong Kong

Tongjitang HK	Charge over shares in the capital of Unisources	Hong Kong

Unisources	Pledge over equity interest in Guizhou Tongjitang	PRC

the Target Company	Assignment of existing and future shareholder’s loans	Hong Kong

the RMB Depositor	Account control agreement (with an express contractual set-off right) and a pledge over cash deposits	PRC

(e)	Evidence that each notice of assignment or charge or other type of notice required under any Security Document mentioned in paragraph 2(d) of this Schedule 2 has been served and evidence that the Security constituted by each such Security Document has been fully perfected or appropriate arrangements in place to ensure its perfection, registration or filing.

(f)	Originals of all share certificates, bought and sold notes and stock transfer forms (all stock transfer forms to be duly executed but with the sections relating to the consideration and the transferee left blank) or equivalent, duly executed by the relevant Obligor(s) in relation to the assets subject to or expressed to be subject to the Security and other documents of title to be provided under the Security Documents mentioned in paragraph 2(d) of this Schedule 2.

(g)	Each document or other item required to be delivered to the Security Trustee pursuant to the terms of any Security Document mentioned in paragraph 2(d) of this Schedule 2 and not otherwise specifically referred to in this Schedule 2.
3.	Merger and Privatisation
(a)	A certificate of the Borrower (signed by a director) certifying that:
(i)	the filing of the Schedule 13E-3 under the Exchange Act in respect of the Privatisation has cleared all the comments and enquiries of the SEC;

(ii)	each of the matters specified in Article VII (Conditions) of the Merger Agreement has been satisfied or waived, either with the consent of the Agent or in a manner which is not prejudicial to the interest of the Finance Parties;

(iii)	no Privatisation Document has been amended, varied, novated, supplemented, superseded, waived or terminated except with the consent of the Agent;

(iv)	the Borrower is not aware of any breach of any warranty or any claim under the Merger Agreement; and

(v)	all necessary Authorisations from any governmental authority or other regulatory body in relation to the Merger and in connection with the entry into and performance of the transactions contemplated by any Transaction Document (or for the validity or enforceability of any of those documents) have been obtained and are in full force and effect.
(b)	Evidence that upon the Merger Effective Date, each of the Borrower and Fosun will hold 67.9 per cent. and 32.1 per cent. respectively of all the issued shares in the capital of the Target Company.

(c)	Evidence that the Plan of Merger has been approved by:
(i)	the directors of each of SPV and the Target Company; and

(ii)	the shareholders of the SPV by unanimous written resolution and the shareholders of the Target Company by a majority in number of the holders of all the shares (whether or not represented by ADSs) of the Target Company representing at least 75 per cent. in value of all the shares (whether or not represented by ADSs) of the Target Company present and voting in person or by proxy as a single class.

(d)	Evidence that all creditors holding a fixed or floating security interest of each of SPV and the Target Company have consented to the Plan of Merger or an order of the Grand Court of the Cayman Islands dispensing with such consent.

(e)	Evidence that:
(i)	the approval of the Plan of Merger mentioned in paragraph 3(c) of this Schedule 2 has been filed with the Registrar of Companies of the Cayman Islands; and

(ii)	the Registrar of Companies of the Cayman Islands has issued a certificate of merger evidencing compliance with all requirements of the Cayman Islands Companies Law (2010 Revision) in respect of the Merger and that SPV is merged into the Target Company.
(f)	A copy of a resolution of the board of directors of the Target Company approving the de-listing of all ADSs of the Target Company from the Stock Exchange and the de-registration of the Target Company under the Exchange Act as certified by a director of the Target Company.

(g)	A copy of the Form 25 “Notification of Removal from Listing and/or Registration” filed with the SEC under the Exchange Act in respect of the Privatisation as certified by a director of the Borrower.

(h)	Evidence that the Sponsors have sufficient funding readily available to cover any shortfall for completion of the Privatisation in the event that the funding required for completion of the Privatisation exceeds the Total Commitments.
4.	Legal opinions
(a)	A legal opinion of Hogan Lovells, legal advisers to the Agent as to the laws of Hong Kong, substantially in the form distributed to the Original Lenders prior to delivery of the first Utilisation Request.

(b)	A legal opinion of the following legal advisers to the Agent:
(i)	Walkers as to the laws of the Cayman Islands;

(ii)	Walkers as to the laws of the British Virgin Islands; and

(iii)	Jun He Law Offices as to the laws of the PRC,
each substantially in the form distributed to the Original Lenders prior to delivery of the first Utilisation Request.
5.	Other documents and evidence
(a)	Evidence that any process agent referred to in Clause 38.2 (Service of process) and in any Security Document has accepted its appointment.

(b)	The Group Structure Chart showing the structure of the Group as at the date of this Agreement and the Merger Effective Date.

(c)	Copy of the Original Financial Statements, certified by a director of the Borrower or the Target Company (as the case may be).

(d)	A list of Security in existence on the date of this Agreement as set out in Schedule 7 (Existing Security).

(e)	Evidence that the fees, costs and expenses then due and payable by the Borrower or any Obligor pursuant to Clause 13 (Fees) and Clause 18 (Costs and expenses) have been paid or will be paid on their respective due dates.

(f)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(g)	Evidence that:
(i)	the following bank accounts have been opened and maintained with the Security Trustee:
(1)	the Debt Service Reserve Account opened in the name of the Borrower;

(2)	the Proceeds Account opened in the name of the Borrower;

(3)	the Target Distribution Proceeds Account opened in the name of the Target Company;

(4)	the Tongjitang HK Distribution Proceeds Account opened in the name of Tongjitang HK; and

(5)	the Unisources Distribution Proceeds Account opened in the name of Unisources; and
(ii)	the PRC Escrow Account has been opened in the name of and maintained by the RMB Depositor with the PRC Escrow Bank.
(h)	A copy of a foreign exchange forward contract in agreed form entered into by and between the RMB Depositor and the PRC Escrow Bank.

(i)	Any information and evidence in respect of any Obligor or any other member of the Group required by any Finance Party to enable it to be satisfied with the results of all “know your customer” or other checks which it is required to carry out in relation to such person.

(j)	If an Obligor is not incorporated in Hong Kong, such documentary evidence as legal advisers to the Agent may require, that such Obligor:
(i)	has complied with any law in its jurisdiction relating to financial assistance or analogous process; and

(ii)	has not registered an establishment in Hong Kong under the Companies Ordinance (Chapter 32 of the Laws of Hong Kong) as at the date on which it has executed any Security Document, or if it has, evidence of the registered Hong Kong establishment’s full name and registered number.

Schedule 3
Conditions Subsequent

	Description of documents and evidence	Deadline for Satisfaction
1.	Evidence that the fair value or the agreed value of the Target Shares registered in the names of the Dissenting Shareholders in the register of members of the Target Company has been determined pursuant to Section 238 of the Cayman Islands Companies Law (2010 Revision).	Within three (3) Months upon the Merger Effective Date.

2.	Evidence that the Perfection Requirements in respect of the Pledge over equity interest in Guizhou Tongjitang mentioned in paragraph 2(d) of Schedule 2 (Conditions precedent) have been completed and fulfilled.	Within two (2) Months upon the Merger Effective Date.

3.	A certificate signed by a director of the Borrower and a director of the Target Company certifying that no Obligor or member of the Group has received any comment or enquiry from the Stock Exchange and/or the SEC in respect of the filing with the SEC of Form 25 “Notification of Removal from Listing and/or Registration” in respect of the removal of the class of securities of Target Company from listing on the Stock Exchange under the Exchange Act after ten (10) days of the filing of such form, or if any comment or enquiry is received, that no Obligor or member of the Group has received any further comment or enquiry from the Stock Exchange and/or the SEC after ten (10) days of filing of the amendment or response to such comment or enquiry.	Within three (3) days upon the expiry of the relevant ten (10) days’ period.

4.	A certificate signed by a director of the Borrower and a director of the Target Company certifying that no Obligor or member of the Group has received any comment or enquiry from the Stock Exchange and/or the SEC in respect of the filing with the SEC of Form 25 “Notification of Removal from Listing and/or Registration” in respect of the withdrawal of registration of the class of securities of Target Company registered under the Exchange Act after ninety (90) days of the filing of such form, or if any comment or enquiry is received, that no Obligor or member of the Group has received any further comment or enquiry from the Stock Exchange and/or the SEC after ninety (90) days of filing of the amendment or response to such comment or enquiry.	Within three (3) days upon the expiry of the relevant ninety (90) days’ period.

5.	Evidence that the deposit agreement dated 15 March 2007 between the Target Company and the ADS Depositary has been effectively terminated in accordance with the terms of the Merger Agreement.	Within three (3) Months upon the Merger Effective Date.

	Description of documents and evidence	Deadline for Satisfaction
6.	A copy of the Public Announcement as certified by a director of the Borrower.	Within five (5) Business Days upon the Merger Effective Date.

Schedule 4
Requests
Part A
Utilisation Request

From:	Hanmax Investment Limited

To:	CITIC Bank International Limited

Dated:
Dear Sirs
Hanmax Investment Limited – Facility Agreement
dated [***] (the “Facility Agreement”)
1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.	We wish to borrow a Loan for the purpose set out in Clause [3.1(a)]/[3.1(b)] (Purpose) on the following terms:

Proposed Utilisation Date:	[***] (or, if that is not a Business Day, the next Business Day)

Amount:	US$[***] or, if less, the Available Facility

Interest Period:	[***] Month(s)
3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	[We confirm that no Default is continuing.]*

5.	The proceeds of this Loan should be credited to [account].

6.	This Utilisation Request is irrevocable.
Yours faithfully

authorised signatory for Hanmax Investment Limited

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Part B
Selection Notice

From:	Hanmax Investment Limited

To:	CITIC Bank International Limited

Dated:
Dear Sirs
Hanmax Investment Limited – Facility Agreement
dated [***] (the “Facility Agreement”)
1.	We refer to the Facility Agreement. This is a Selection Notice. Terms defined in the Facility Agreement shall have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.
2.	We refer to the following Loan[s] with an Interest Period ending on [***]*.
We request that the next Interest Period for the above Loan[s] is [***].
3.	This Selection Notice is irrevocable.
Yours faithfully

authorised signatory for Hanmax Investment Limited

*	Insert details of all Loans which have an Interest Period ending on the same date.

Schedule 5
Form of Transfer Certificate

To:	CITIC Bank International Limited as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:
Hanmax Investment Limited – Facility Agreement
dated [***] (the “Facility Agreement”)
1.	We refer to the Facility Agreement. This is a Transfer Certificate. Terms defined in the Facility Agreement shall have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
2.	We refer to Clause 24.5 (Procedure for transfer):
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer) [OR] [Each Existing Lender listed in Part 1 of the Schedule transfers by novation to each New Lender listed in Part 2 of the Schedule that portion of the outstanding Loans and Commitments in accordance with Clause 24.5 (Procedure for transfer), such that:
(i)	each New Lender will become a Lender under the Facility Agreement with the respective Commitment and portion of outstanding Loans set out opposite its name in Part 3 of the Schedule; and

(ii)	each Existing Lender’s Commitment and portion of outstanding Loans will be reduced to the amounts set out opposite its name in Part 3 of the Schedule].
(b)	The proposed Transfer Date is [***].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.
3.	[The]/[Each] New Lender expressly acknowledges the limitations on the Existing [Lender’s]/[Lenders’] obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).
4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
5.	[For the purpose of Clause 31.6 (Use of websites) the New Lender is a [Website Lender]/[Paper Form Lender]] [OR] [each New Lender specifies in Part 4 of the Schedule opposite its name whether it is a Website Lender or a Paper Form Lender].
6.	This Transfer Certificate is governed by Hong Kong law.

7.	The parties to this Transfer Certificate intend it to take effect as a deed and this Transfer Certificate shall be treated as having been duly executed and delivered as a deed only upon being dated.

Note:	The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Security under the Security Documents in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Security under the Security Documents in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.
IN WITNESS WHEREOF the authorised signatories of the parties have executed this deed on the day and year first above written.

THE SCHEDULE
Commitment/rights and obligations to be transferred
[Insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [***].
[Agent]
By:
[Or for global transfer certificate]
Part 1
The Existing Lenders
[***]
[***]
[***]
Part 2
The New Lenders
[***]
[***]
[***]
Part 3
Details of portion of outstanding Loans and Commitment for the Facility

Lender	Commitment	Loans
[List here existing and new lenders]	[***]	[***]

Part 4
New Lenders’ Administrative Details

	Facility office	Address for		Website or
	Address/Fax no.	service of notices	Account for	Paper Form
New Lender	Attention of:	(if different)	Payment	Lender
[***]	[***]	[***]	[***]	[***]

Executed as a Deed by	)
[Each Existing Lender]	)	Authorised Signatory

Dated:

Executed as a Deed by	)
[Each New Lender]	)	Authorised Signatory
Dated:

The Transfer Certificate is	)
accepted by the Agent and the	)
Transfer Date is confirmed by the	)
Agent as [***]	)
Signed by [Agent]
Dated:
Signed by [Security Trustee]
Dated:

Schedule 6
Form of Compliance Certificate

To:	CITIC Bank International Limited as Agent

From:	Hanmax Investment Limited and Tongjitang Chinese Medicine Company
Dated:
Dear Sirs
Hanmax Investment Limited – Facility Agreement
dated [***] (the “Facility Agreement”)
1.	We refer to the Facility Agreement. This is a Compliance Certificate. Terms defined in the Facility Agreement shall have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	[We confirm that no Default is continuing.]*

3.	We confirm that in respect of the period from [***] to [***] (“Relevant Period”):

[Insert details of financial covenants and whether such financial covenants have been complied with]

Computations demonstrating such financial covenants are attached to this Compliance Certificate.

Signed:		Signed:
	Director		Director
	For and on behalf of		For and on behalf of
	Tongjitang Chinese Medicine Company		Hanmax Investment Limited
[where applicable]

For and on behalf of
[Name of auditors of the Target Company]

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Schedule 7
Existing Security

Total Original
Principal Amount
Name of Member of		of Indebtedness
Group	Security	Secured
Guizhou Tongjitang Pharmaceutical Co. Ltd. as mortgagor	Contract: Mortgage of Maximum Amount Contract (Contract No.: 52906200800000117) dated 3 June 2008

Mortgagee: Agriculture Bank of China Ltd., Xiuwen County Sub-Branch

Borrower: Guizhou Tongjitang Pharmaceutical Co. Ltd.

	Property: Dongmenqiao, Longchang Town, Xiuwen County; No. 296 Southwest Ring, Xiaohe District	RMB107,890,000

Guizhou Tongjitang Pharmaceutical Co. Ltd. as guarantor	Contract: Suretyship Contract (Nanchong City Commercial Bank Co., Ltd. (Guiyang Branch -1) Xin Bao Zi, Year 2010, No.0001) dated 27 April 2010

Lender: Nanchong City Commercial Bank Co., Ltd., Guiyang Branch

	Borrower: Guizhou Guijiu Co. Ltd.	RMB50,000,000

Guizhou Tongjitang Pharmaceutical Co. Ltd. as guarantor	Contract: Suretyship Contract dated 21 June 2010 Lender: Agriculture Bank of China Ltd., Guiyang Xinhua Sub-Branch Borrower: Guizhou Guijiu Co. Ltd.	RMB55,000,000

Guizhou Tongjitang Pharmaceutical Co. Ltd. as pledgor	Contract: Pledge of Rights Contract (Contract No.: 52904201000000302) dated 4 February 2010

Lender: Agriculture Bank of China Ltd., Guiyang Zhongnan Sub-Branch

Borrower: Guizhou Laolaifu Pharmaceutical Co. Ltd.

	Property: Fixed Deposit Receipt (Pledge of Rights List No.: 52904201000000302)	RMB2,000,000

Total Original
Principal Amount
Name of Member of		of Indebtedness
Group	Security	Secured
Guizhou Tongjitang Pharmaceutical Co. Ltd. as depositor	Cash deposit with Agricultural Bank of China for the purpose of maintaining certain level of bank loan facility.	RMB58,000,000

Schedule 8
Timetables

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request) or a Selection Notice (Clause 11.1 (Selection of Interest Periods))	D — 5 9:00 a.m. (Hong Kong time)

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	D — 2 12:00 noon (Hong Kong time)

LIBOR is fixed	Quotation Day as of 11:00 a.m. (London time)
“D —” refers to the number of Business Days before the relevant Utilisation Date / the first day of the relevant Interest Period

Schedule 9
Group Structure Chart
Part A
Group Structure Chart — Part A: before Merger Effective Date

Part B
Group Structure Chart — Part B: after Merger Effective Date

Schedule 10
Existing Bank Account

Signature pages
The Borrower
Hanmax Investment Limited

By:	/s/ Xiao Chun Wang
Director(s)
Full name(s): Wang, Xiao Chun

The Arranger
CITIC Bank International Limited

By:	/s/ Silas Ma Authorised signatory(ies)	/s/ Sunny Ng
	Full name(s): Ma Sai Keung, Silas	Full name(s): Ng Tim Hon, Sunny

Address:	9/F., Lippo Centre, Tower 1, 89 Queensway, Central, Hong Kong

Attention:	Mr Silas Ma
China Corporates, Hong Kong

Fax:	(852) 3603 4333
The Lenders
CITIC Bank International Limited

By:	/s/ Silas Ma Authorised signatory(ies) Full name(s): Ma Sai Keung, Silas	/s/ Sunny Ng Full name(s): Ng Tim Hon, Sunny

Address:	9/F., Lippo Centre, Tower 1, 89 Queensway, Central, Hong Kong

Attention:	Mr Silas Ma
China Corporates, Hong Kong

Fax:	(852) 3603 4333

The Agent
CITIC Bank International Limited

By:	/s/ Windy Lau Authorised signatory(ies)	/s/ Stephen Cheng
	Full name(s): Lau Suk Ping, Windy	Full name(s): Cheng Tak Chiu, Stephen

Address:	9/F., Lippo Centre, Tower 1, 89 Queensway, Central, Hong Kong

Attention:	Ms Windy Lau

Fax:	(852) 3603 4398
The Security Trustee
CITIC Bank International Limited

By:	/s/ Windy Lau Authorised signatory(ies)	/s/ Stephen Cheng
	Full name(s): Lau Suk Ping, Windy	Full name(s): Cheng Tak Chiu, Stephen

Address:	9/F., Lippo Centre, Tower 1, 89 Queensway, Central, Hong Kong

Attention:	Ms Windy Lau

Fax:	(852) 3603 4398